                                                                 EXHIBIT 10.19


                          AGREEMENT AND PLAN OF MERGER



                                  BY AND AMONG



                      TRANSCOASTAL MARINE SERVICES, INC.,


                             RNI ACQUISITION CORP.,


                                      AND


                   THE RED FOX COMPANIES OF NEW IBERIA, INC.

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     ----
ARTICLE 1

BASIC TRANSACTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.1     Basic Transaction. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                 (a)      Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                 (b)      Real Estate Purchase  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                 (c)      Employment Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.2     The Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.3     Effective Time of the Merger.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.4     Effects of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.5     Conversion of Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 (a)      Merger Sub Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 (b)      Cancellation of the Company Treasury Stock  . . . . . . . . . . . . . . . . . . . . . . . . . 4
                 (c)      Final Merger Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                 (d)      IPO Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.6     Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                 (a)      Delivery of Company Common Stock and Closing Merger Consideration . . . . . . . . . . . . . . 4
                 (b)      Payment of Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
                 (c)      Indemnification of Exchange Agent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
                 (d)      No Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
                 (e)      Assignments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
                 (f)      Payment in Full Satisfaction of All Rights  . . . . . . . . . . . . . . . . . . . . . . . . . 5
         1.7     Deliveries at the Closing and on the IPO Closing Date. . . . . . . . . . . . . . . . . . . . . . . . . 6

ARTICLE 2

CONSIDERATION ADJUSTMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2.1     Post-Closing Adjustments to Merger Consideration.  . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                 (a)      Determination of Earn-Out . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                 (b)      Certain Definitions Related to the Earn-Out . . . . . . . . . . . . . . . . . . . . . . . . . 6
                 (c)      Review of Earn-Out Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2.2     Payment of Earn-Out. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         2.3     Protection of Tax-Free Reorganization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

ARTICLE 3

REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.1     Representations and Warranties by Shareholder  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                 (a)      Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 (b)      Authority Relative to Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 (c)      Non-Contravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

                 (d)      Ownership of Company Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 (e)      Restricted Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.2     Representations and Warranties of Shareholder and the Company  . . . . . . . . . . . . . . . . . . .  11
                 (a)      Organization and Qualification, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 (b)      Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 (c)      Subsidiaries.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 (d)      Qualification of Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 (e)      Authority Relative to Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (f)      Non-Contravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (g)      Financial Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 (h)      Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 (i)      Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 (j)      Permits and Legal Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 (k)      Title to Properties; Absence of Liens and Encumbrances, etc.  . . . . . . . . . . . . . . .  18
                 (l)      Software  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 (m)      Patent, Trademark, etc. Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 (n)      List of Properties, Contracts and Other Data  . . . . . . . . . . . . . . . . . . . . . . .  19
                 (o)      Use of Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 (p)      Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 (q)      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 (r)      Labor and Employment Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 (s)      Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 (t)      Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 (u)      Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 (v)      Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 (w)      Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 (x)      Powers of Attorney. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 (y)      Investment Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 (z)      Tax-Free Reorganization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         3.3     Representations and Warranties by the Parent . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 (a)      Organization and Qualification, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 (b)      Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 (c)      Subsidiaries, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 (d)      Authority Relative to Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 (e)      Non-Contravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 (f)      Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 (g)      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 (h)      Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 (i)      Tax-Free Reorganization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         3.4     Representations and Warranties Concerning the Merger Sub.  . . . . . . . . . . . . . . . . . . . . .  33
                 (a)      Organization and Standing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 (b)      Capital Structure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 (c)      Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33





                                       ii
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
ARTICLE 4

ADDITIONAL COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         4.1     Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         4.2     Access to Information by Parent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         4.3     Amendment to Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         4.4     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 (a)      Confidential Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 (b)      Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         4.5     Exclusivity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         4.6     Release of Shareholder's Guarantees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         4.7     Shareholder's Release of Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         4.8     Real Estate Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 (a)      Title Insurance Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 (b)      Surveys . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 (c)      Title Insurance Policies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 (d)      Phase I Environmental Assessment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 (e)      Title and Environmental Objections  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         4.9     Confidential Information Memorandum; Registration Statement. . . . . . . . . . . . . . . . . . . . .  41
                 (a)      Company to Provide Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 (b)      Accuracy of Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 (c)      Further Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         4.10    Tax-Free Reorganization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 (a)      No Acts Jeopardizing Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 (b)      Two-Year Holding Period . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         4.11     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 (a)      Tax Periods Ending on or Before the IPO Closing Date.   . . . . . . . . . . . . . . . . . .  42
                 (b)      Cooperation on Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 (c)      Tax Sharing Agreements.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 (d)      Certain Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         4.12    Satisfaction of Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

ARTICLE 5

CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         5.1     Conditions Precedent to the Obligations of the Parent. . . . . . . . . . . . . . . . . . . . . . . .  44
                 (a)      Accuracy of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . .  44
                 (b)      Performance of Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 (c)      Legal Actions or Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 (d)      Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 (e)      Leasehold Purchase Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 (f)      Executive Employment Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 (g)      Shareholder Lock-up Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 (h)      Completion of Parent's IPO  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 (i)      Lender Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45





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
                 (j)      Audit of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 (k)      Long-Term Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 (l)      Opinion of Counsel for the Company and Shareholder  . . . . . . . . . . . . . . . . . . . .  45
                 (m)      Shareholder Release of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 (n)      All Proceedings to be Satisfactory  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         5.2     Conditions Precedent to the Obligations of Shareholder and the Company . . . . . . . . . . . . . . .  46
                 (a)      Accuracy of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . .  46
                 (b)      Performance of Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                 (c)      Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                 (d)      Leasehold Purchase Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                 (e)      Executive Employment Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                 (f)      All Proceedings to be Satisfactory  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                 (g)      Opinion of Counsel for The Parent and the Merger Sub  . . . . . . . . . . . . . . . . . . .  47
                 (h)      Legal Actions or Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

ARTICLE 6

TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         6.1     Termination of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                 (a)      Prior to Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                 (b)      After the Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         6.2     Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

ARTICLE 7

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         7.1     Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         7.2     Indemnification by Shareholder. Shareholder  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         7.3     Indemnification by Parent and Surviving Corporation.   . . . . . . . . . . . . . . . . . . . . . . .  49
         7.4     Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

ARTICLE 8

STOCK TRANSFER RESTRICTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         8.1     Compliance with Securities Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         8.2     Restrictions on Transfer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

ARTICLE 9

FURTHER ASSURANCES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         9.1     Further Assurances.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         9.2     Books and Records. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51





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
ARTICLE 10

MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         10.1    Expenses, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         10.2    Execution in Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         10.3    Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         10.4    Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         10.5    Amendments, Supplements, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         10.6    Entire Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         10.7    Choice of Forum; Consent to Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         10.8    Binding Effect, Benefits.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         10.9    Assignability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         10.10   Invalid Provisions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54


EXHIBITS:

EXHIBIT 1.1(b) - Leasehold Purchase Agreement

EXHIBIT 1.1(c)-1 - Beldon E. Fox, Jr. Executive Employment Agreement

EXHIBIT 1.1(c)-2 - Form of Key Employee Employment Agreement

EXHIBIT 1.5(c) - Secured Promissory Note

EXHIBIT 1.5(c-1) - Security Agreement

EXHIBIT 1.6 - Letter of Transmittal

EXHIBIT 5.1 - Opinion of Counsel for the Company and Shareholder

EXHIBIT 5.2 - Opinion of Counsel for the Parent and the Merger Sub


SCHEDULES:

Schedule 1.1 - Description of Real Estate

Schedule 1.1(c) - Certain Key Employees


SHAREHOLDER DISCLOSURE SCHEDULE

Schedule 3.1(b) - Approvals

Schedule 3.1(d) - Holders of Company Common Stock

COMPANY DISCLOSURE SCHEDULE

Schedule 3.2(a) - Jurisdictions Where Qualified
Schedule 3.2(c) - Subsidiaries of the Company
Schedule 3.2(e) - Approvals
Schedule 3.2(g) - Company Financial Statements
Schedule 3.2(h) - Changes and Events since December 31, 1996
Schedule 3.2(h-1) - Permitted Exceptions
Schedule 3.2(j) - Permits and Legal Compliance
Schedule 3.2(k) - Properties and Assets of the Company
Schedule 3.2(l) - Software
Schedule 3.2(m) - Intellectual Property
Schedule 3.2(n)(1) - Real Estate Owned by the Company
Schedule 3.2(n)(2) - Real Estate Leased by the Company
Schedule 3.2(n)(3) - Contracts and Commitments of the Company
Schedule 3.2(q) - Litigation, Actions and Proceedings
Schedule 3.2(r) - Employment Agreements, Benefit Plans, and Compensation
Schedule 3.2(s) - Accounts Receivable of the Company
Schedule 3.2(t) - Insurance Coverage; Self Insurance
Schedule 3.2(u) - Company Benefit Plan
Schedule 3.2(v) - Tax Audits; Basis in Assets; NOLs


BUYER DISCLOSURE SCHEDULE

Schedule 3.3(a) - Jurisdictions Where Qualified
Schedule 3.3(c) - Subsidiaries of Parent
Schedule 3.3(f) - Approvals

                          AGREEMENT AND PLAN OF MERGER


         This AGREEMENT AND PLAN OF MERGER (this "Agreement") made effective as of August 27, 1997, by and among TRANSCOASTAL MARINE SERVICES, INC., a
Delaware corporation (the "Parent"), RNI ACQUISITION CORP., a Louisiana corporation (the "Merger Sub"), THE RED FOX COMPANIES OF NEW IBERIA, INC., a Louisiana corporation (the "Company"), and the BELDON E. FOX, SR.
GRANDCHILDREN'S TRUST NO. 1 (Allyson B. Fox, Trustee), SOLE SHAREHOLDER OF THE COMPANY (the "Shareholder").

         WHEREAS, the respective Boards of Directors of the Parent, Merger Sub and the Company have each approved the merger of the Company with and into Merger Sub (the "Merger") pursuant to this Agreement and the applicable statutes of the State of Louisiana whereby each issued and outstanding share of Common Stock, no par value per share, of the Company ("Company Common Stock") will be converted into the right to receive certain shares of common stock, $.001 par value per share, of the Parent ("Parent Common Stock"), and certain other consideration, all as provided herein;

         WHEREAS, the Merger has been approved, as required by applicable law, by the Parent, acting as sole shareholder of Merger Sub, and by the Shareholder, as the holder of all of the outstanding capital stock of the Company;

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization pursuant to Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code");

         WHEREAS, the Shareholder desires to sell to the Parent, and the Parent desires to purchase, certain real estate interests used in connection with the Company's business operations under certain terms and conditions.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:


                                   ARTICLE 1

                               BASIC TRANSACTION

         1.1     BASIC TRANSACTION. Subject to the terms and conditions of this
Agreement:

                 (a) Merger. In accordance with the Louisiana Business Corporation Law ("Applicable Corporate Law") upon the Effective Time (as defined in Section 1.3), the Company



                                  Red Fox of New Iberia Merger Agreement/Page 1
shall be merged with and into the Merger Sub. Merger Sub, as the surviving entity following the Merger, is sometimes referred to in this Agreement as the "Surviving Corporation."

                 (b) Real Estate Purchase. The Parent agrees to purchase from the Shareholder, or to cause its designee to purchase from the Shareholder, and the Shareholder agrees to sell and convey to the Surviving Corporation or its designee certain immovable property and leasehold interests located in Iberia Parish, Louisiana, described in Schedule 1.1(b) hereto, together with all improvements located thereon and all rights and appurtenances thereto (collectively, the "Real Estate Interests"). On the date of closing of the Parent's initial public offering of Common Stock (the "IPO Closing Date"), the Parent or its designee will pay and deliver to the Shareholder $1,500,000 in cash (the "Real Estate Purchase Price") in consideration for the purchase and sale of the Real Estate Interests. The acquisition of the Real Estate Interests shall be subject to all terms and conditions of that certain Leasehold Purchase Agreement between Shareholder and Parent in the form attached as Exhibit 1.1(b) (the "Leasehold Purchase Agreement") to be executed concurrently herewith.

                 (c) Employment Agreement. At the Closing, (i) Merger Sub (the Surviving Corporation) and Beldon E. Fox, Jr. shall execute and deliver an Executive Employment Agreement in the form attached as Exhibit 1.1(c)-1 (the "Executive Employment Agreement"), providing for the employment of Mr. Beldon
E. Fox, Jr. as an executive of the Surviving Corporation for an initial term of three years, and (ii) Merger Sub (the Surviving Corporation) and certain individuals named on Schedule 1.1(c) will each execute an employment agreement in the form attached as Exhibit 1.1(c)-2 (the "Key Employee Employment Agreements"), providing for employment of such individuals by Merger Sub for a period of two years.

         1.2 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Chamberlain, Hrdlicka, White, Williams & Martin, in Houston, Texas, commencing at 9:00 a.m. local time following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than the closing of the IPO (as defined below) and conditions with respect to actions the respective parties will take at the Closing itself) not later than the fourth business day prior to the IPO Closing Date (the "Closing Date"); provided, however, that the Closing Date shall be no later than December 31, 1997. The actions taken at the Closing will not include the completion of the Merger, delivery of the Closing Merger Consideration pursuant to Section 1.6, or delivery of the Real Estate Purchase Price pursuant to
Section 1.1(b). Instead, on the IPO Closing Date the Certificate of Merger will become effective as provided in this Section and all transactions pursuant to this Agreement to be closed or completed on or before the IPO Closing Date, including delivery of the Closing Merger Consideration and delivery of the Real Estate Purchase Price, will be closed or completed. During the period from the Closing until the IPO Closing Date, this Agreement may be terminated by the parties only pursuant to Section 6.1(b).

         1.3 EFFECTIVE TIME OF THE MERGER. In accordance with the requirements of the Applicable Corporate Law, an appropriate Certificate of Merger of shall be prepared, executed, certified, acknowledged and submitted for filing with the Secretary of State of the State of Louisiana. The effective time of the Merger ("Effective Time") will be the time on the IPO Closing Date which





                                  Red Fox of New Iberia Merger Agreement/Page 2
the Certificate of Merger specifies, or if the Certificate of Merger does not specify another time, 12:00 noon central daylight time on the IPO Closing Date.

         1.4     EFFECTS OF THE MERGER.

                 (a) At the Effective Time, (i) the Company shall merge with and into the Merger Sub and as a result thereof, the separate existence of the Company shall cease; (ii) the Articles of Incorporation of the Merger Sub, as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, except that the Articles of Incorporation of the Merger Sub shall be amended to provide that the name of the Surviving Corporation shall be changed to "The Red Fox Companies of New Iberia, Inc.," (iii) the Bylaws of the Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, and (iv) the directors and officers of the Merger Sub immediately prior to the Effective Time shall become the directors and officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed, as the case may be.

                 (b) At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature previously belonging to the Company and Merger Sub; and all property (real, personal and mixed), and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest of or belonging to or due to each of the Company and Merger Sub shall be transferred to, and vested in, the Surviving Corporation without further act or deed; and all such property, rights and privileges, powers and franchises and all and every other interest shall be thereafter the property of the Surviving Corporation as they were of the Company and Merger Sub; and the title to any immovable property, or interest therein, whether by deed or otherwise, shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall be responsible and liable for all the liabilities and obligations of the Company and Merger Sub and any claim existing, or action or proceeding pending, by or against the Company or Merger Sub may be prosecuted against the Surviving Corporation. Neither the rights of creditors nor any liens upon the property of the Company or Merger Sub shall be impaired by the Merger, and all debts, liabilities and duties of each of the Company and Merger Sub shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it, all in accordance with provisions of the Applicable Corporate Law and the terms of this Agreement.

         1.5 CONVERSION OF STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or capital stock of the Merger Sub:

                 (a) Merger Sub Capital Stock. Each share of capital stock of the Merger Sub issued and outstanding at the Effective Time, shall remain outstanding and shall be unchanged after





                                  Red Fox of New Iberia Merger Agreement/Page 3
the Merger and shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

                 (b) Cancellation of the Company Treasury Stock. All shares of Company Common Stock that are owned by the Company as treasury stock shall be canceled and retired and shall cease to exist and no stock of the Parent or other consideration shall be delivered in exchange therefor.

                 (c) Final Merger Consideration. All of the outstanding shares of Company Common Stock, in the aggregate (other than shares to be canceled in accordance with Section 1.5(b)), shall be converted into the right to receive: (i) a secured promissory note given by Parent with an original principal amount of $3,000,000 in substantially the form attached hereto on
Exhibit 1.5(c) (the "Purchase Note"); (ii) the number of validly issued, fully paid and nonassessable shares of Parent Common Stock resulting from dividing $3,000,000 by the IPO Price (as defined below) and rounding down to the nearest whole number; and (iii) the Earn Out, as defined in Section 2.1 below (collectively, the "Final Merger Consideration"); provided, however, that the Shareholder shall also be entitled to cash in lieu of a fractional share pursuant to Section 1.6(d) below with regard to the fraction of a share eliminated as a result of rounding pursuant to clause (ii) of this Section 1.5(c); and provided further that if between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, or exchange of shares or the like, the conversion formula in this
Section 1.5(c) shall be correspondingly revised to provide for the proportionate amount of Parent Common Stock or any other interests into which the Parent Common Stock may have changed.

                 (d) IPO Statement. At the Closing, Parent shall cause to be prepared and delivered to Shareholder a statement (the "IPO Statement") reporting the price per share paid by the public for shares of Parent Common Stock (the "IPO Price") in the initial public offering of Parent Common Stock ("IPO"). The IPO Statement shall report the IPO Price and the quotient resulting from dividing $3,000,000 by the IPO Price. Such quotient, rounded down to the nearest whole number, shall represent the number of shares of Parent Common Stock included in the Closing Merger Consideration (as defined below).

         1.6     EXCHANGE OF CERTIFICATES.

                 (a) Delivery of Company Common Stock and Closing Merger Consideration. Prior to the Closing, the Parent will deliver to Shareholder a letter of transmittal, in substantially the form attached hereto as Exhibit 1.6, to be used for the purpose of surrendering to the Parent all certificates representing Company Common Stock in exchange for the right to receive the Final Merger Consideration. On the IPO Closing Date, (i) Parent shall deposit the aggregate amount of Final Merger Consideration other than the Earn-Out (the "Closing Merger Consideration") with the exchange agent selected by Parent and reasonably acceptable to Shareholder (the "Exchange Agent"), and (ii) Shareholder shall surrender each and every outstanding certificate which prior





                                  Red Fox of New Iberia Merger Agreement/Page 4
thereto represented shares of Company Common Stock, together with a properly completed and executed letter of transmittal (with such signature guaranteed by an eligible guarantor institution pursuant to any medallion signature guarantee program), to the Exchange Agent. Upon such surrender of Company Common Stock to the Exchange Agent, Shareholder shall be entitled receive in exchange therefor the Closing Merger Consideration and, in accordance with Section 2.2 below, Shareholder shall be entitled to payment of the Earn-Out. Adoption of this Agreement by Shareholder and the Parent shall constitute ratification of the appointment of such Exchange Agent. After the Effective Time and until the outstanding certificates formerly representing shares of the Company Common Stock are so surrendered, each outstanding certificate which, prior to the Effective Time, represented the Company Common Stock shall be deemed for all corporate purposes (except the payment of dividends) to evidence ownership of the Final Merger Consideration into which the shares of the Company Common Stock represented thereby prior to such Effective Time shall have been converted.

                 (b) Payment of Dividends. Until certificates representing shares of Company Common Stock have been surrendered, no dividend payable to holders of record of the Parent Common Stock shall be paid to the holders of such outstanding stock certificates of the Company in respect thereof. Upon surrender of such outstanding certificates, however, there shall be paid to the holders of the certificate for the Parent Common Stock issued in exchange therefor the amount of dividends, if any, which theretofore became payable with respect to such full shares of the Parent Common Stock, but which have not theretofore been paid on such stock. No interest shall be payable with respect to the payment of any dividends.

                 (c) Indemnification of Exchange Agent . Notwithstanding any of the foregoing, the parties agree that Exchange Agent shall not be individually responsible or liable in any manner whatsoever for anything which he may do or refrain from doing in connection herewith, and that in the event Exchange Agent becomes involved in any litigation, claim a controversy in connection with his actions under this Agreement, Shareholder agrees to indemnify, defend and save Exchange Agent from all losses, costs, damages, expenses and attorneys' fees suffered or incurred by Exchange Agent as a result thereof.

                 (d) No Fractional Shares. Fractional shares of the Parent Common Stock will not be issued in exchange for the Company Common Stock. Upon delivery of all certificates representing shares of Company Common Stock, together with a duly and properly completed and executed letter of transmittal to the Exchange Agent on or after the Effective Time, Exchange Agent will deliver the Closing Merger Consideration and, in accordance with Section 2.2 below, the Earn-Out, if any, provided that in lieu of any fractional share, Exchange Agent shall deliver a cash amount equivalent to the amount obtained by multiplying such fraction by the IPO Price. No interest shall be payable with respect to payment of such cash distribution.

                 (e) Assignments. No assignment, transfer or other disposition of record or beneficial ownership of any shares of Company Common Stock may be made on or after the date hereof.





                                  Red Fox of New Iberia Merger Agreement/Page 5

                 (f) Payment in Full Satisfaction of All Rights. The delivery of the Closing Merger Consideration to Shareholder with respect to the Company Common Stock shall be deemed to be payment in full satisfaction of all rights pertaining to the outstanding Company Common Stock, except for the right to receive additional shares of Parent Common Stock pursuant to the Earn-Out as described in Article 2 hereof.

         1.7 DELIVERIES AT THE CLOSING AND ON THE IPO CLOSING DATE. At the Closing, (i) the Shareholder will deliver to Exchange Agent the various certificates, instruments, and documents referred to in Section 5.1 below (other than conveyance of the Real Estate Interests), and (ii) the Parent will deliver to Exchange Agent the various certificates, instruments, and documents referred to in Section 5.2 below (other than payment of the Leasehold Purchase Price). At the IPO Closing, (A) Shareholder will deliver to Exchange Agent a completed and executed letter of transmittal in the form of Exhibit 1.6 attached hereto, representing all of the Company Common Stock owned by the Shareholder, free and clear of any pledge, lien, claim, encumbrance, or interest of any third party, (B) Exchange Agent will release the various certificates, instruments and documents to be delivered to Parent pursuant to
Section 5.1 and the various certificates, instruments and documents to be delivered to Shareholder pursuant to Section 5.2, (C) Shareholder shall execute and deliver to Parent or its designee a Transfer of Immovable Property and the other certificates, instruments and documents provided for in the Leasehold Purchase Agreement, as required to convey the Real Estate Interests to Parent or its designee pursuant to terms of the Leasehold Purchase Agreement, and (D) Parent will deliver the Closing Merger Consideration and the Leasehold Purchase Price to Shareholder as specified above.

                                   ARTICLE 2

                           CONSIDERATION ADJUSTMENTS

         2.1 POST-CLOSING ADJUSTMENTS TO MERGER CONSIDERATION. The Final Merger Consideration into which the Company Common Stock shall be converted is subject to the adjustments described in this Section 2.1:

                 (a) Determination of Earn-Out. Shareholder shall prepare and deliver to the Parent, on or before February 28, 1998, a statement (the "Earn-Out Statement") based on the financial statements of the Company for the period from January 1, 1997 to December 31, 1997, prepared in accordance with GAAP, and showing (a) the calculation of the amount of the Company's current assets and current liabilities as of the IPO Closing Date and the amount of the Working Capital Adjustment (defined below), if any, (b) the calculation of the amount of the Company's Adjusted 1997 EBITDA (defined below), and (c) the amount, if any, by which the product of 4.5 multiplied by such Adjusted 1997 EBITDA exceeds the sum of $6,000,000 plus Long-Term Debt (defined below) as of the IPO Closing Date. The amount of such excess (if any) reduced by the Working Capital Adjustment (if any) is the "Earn-Out."





                                  Red Fox of New Iberia Merger Agreement/Page 6

                 (b)      Certain Definitions Related to the Earn-Out.

                          (1) "GAAP" means U.S. generally accepted accounting
                 principles consistently applied.

                          (2) "Working Capital Adjustment" means the extent, if
                 any, to which 1.2 times current liabilities exceeds current assets, based on current assets and current liabilities of the Company determined as of the IPO Closing Date in accordance with GAAP; provided however, that for purposes of determining the Working Capital Adjustment, current maturities of Long Term Debt shall be excluded from current liabilities of the Company and prepaid expenses shall be excluded from current assets of the Company.

                          (3) "Long Term Debt" means all long-term liabilities
                 (including current maturities) of the Company owed to persons other than Shareholder and its affiliates as of the IPO Closing Date, including deferred taxes and capitalized lease obligations, determined in accordance with GAAP.

                          (4) "Adjusted 1997 EBITDA" means the sum of (i) Net
                 After-Tax Income (as defined below), plus (ii) the amount of income and franchise taxes deducted in the calculation of Net After-Tax Income, plus (iii) the amount of depreciation and amortization deducted in the calculation of Net After-Tax Income, plus (iv) the amount of interest expense deducted in the calculation of Net After-Tax Income (with amounts in clauses (i) through (iv) above determined in accordance with
                 GAAP), determined with respect to the period from January 1, 1997 through December 31, 1997.

                          (5) "Net After-Tax Income" means, with respect to any
                 period, the consolidated net income (or loss) of the Company after deduction for income, franchise and other taxes and without giving effect to non-recurring gains and losses, interest income or investment income, determined for such period in accordance with GAAP.

                 (c) Review of Earn-Out Statement. Parent shall have the right to review the Earn-Out Statement (and supporting work papers) and provide written notice to the Shareholder of Parent's objections with respect to any error, omission or other discrepancy in the Earn-Out Statement (the "Discrepancy Notice") until the later of March 20, 1998 or 20 days following Parent's receipt of the Earn-Out Statement. Parent and Shareholder shall work together in good faith to resolve any such dispute and agree on the final Earn-Out Statement. In the event that Parent and Shareholder cannot agree on the final Earn-Out Statement within 10 days after delivery of Parent' s Discrepancy Notice, Parent and Shareholder shall refer the disputed issue or issues to a national independent public accounting firm (other than the regular accountants for any party or the accountants who prepared the Earn-Out Statement) which is reasonably acceptable to each party (the





                                  Red Fox of New Iberia Merger Agreement/Page 7

"Arbitrating Accountants") within 15 days following delivery of Parent's Discrepancy Notice. The Arbitrating Accountants shall be instructed to render a decision, which shall be binding upon both parties, within 20 days. Each party shall be entitled to present any information or analysis concerning the matter in good faith to the Arbitrating Accountants with a copy provided to the other party. Parent and Shareholder shall each bear their own fees and expenses, and the fees and expenses of the Arbitrating Accountants shall be shared equally by Parent and Shareholder.

         2.2 PAYMENT OF EARN-OUT. Within thirty days following delivery of the Earn-Out Statement, Parent shall deliver payment of the Earn-Out to Shareholder (if the Earn-Out is greater than zero) by delivery Parent Common Stock (the "Adjustment Shares") such that 100% of the aggregate amount of the Earn-Out is received by Shareholder in the form of shares of Parent Common Stock. For purposes of this Section 2.2, the Adjustment Shares shall have a value (the "Earn- Out Price") equal to the lesser of: (i) the IPO Price or (ii) the average of the daily closing prices (or if no closing price is reported, the average of the daily closing bid and asked prices) of the Parent Common Stock for the ten consecutive trading days ending on and including the date that is three trading days prior to the payment date.

         2.3 PROTECTION OF TAX-FREE REORGANIZATION. Notwithstanding anything in this Article 2 to the contrary, in the event that any of the adjustments required in this Article 2 would jeopardize the qualification of the Merger as a reorganization pursuant to Section 368(a)(2)(D) of the Code, the parties agree to reallocate the Aggregate Merger Consideration payable to Shareholder such that the portion allocated to Parent Common Stock satisfies the requirements for a tax-deferred reorganization pursuant to such Code section, and the parties agree to amend the provisions of this Article 2 as necessary to cause the Merger to comply with the provisions of Section 368(a)(2)(D).

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

         3.1 REPRESENTATIONS AND WARRANTIES BY SHAREHOLDER. Shareholder represents and warrants to the Parent and the Merger Sub that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date and as of the IPO Closing Date (as though made then and as though such dates were substituted for the date of this Agreement throughout this Section 3.1) except as set forth in the disclosure schedule delivered by the Shareholder to the Parent and the Merger Sub on the date hereof and initialed by the parties hereto (the "Shareholder Disclosure Schedule"). Nothing in the Shareholder Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Shareholder Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Shareholder Disclosure Schedule will be arranged in sections





                                  Red Fox of New Iberia Merger Agreement/Page 8
and paragraphs corresponding to the lettered and numbered sections and paragraphs contained in this Section 3.1.

                 (a) Qualification. Shareholder has the legal power and authority to own its properties and assets and carry on its business and affairs as currently conducted.

                 (b) Authority Relative to Agreement. Shareholder has the full right, power, and legal authority to execute and deliver this Agreement. Shareholder has the full right, power, and legal authority to perform this Agreement and to consummate the transactions contemplated on the part of the Company hereby. No proceeding on the part of Shareholder, and, except for those approvals described in
         Schedule 3.1(b), no notice, consent, authorization, order or approval of, filing or registration with, any governmental commission, board or other regulatory body or any bank, bonding company, lender, surety, customer, supplier, or any other person whatsoever is required for or in connection with the execution and delivery of this Agreement. No proceeding on the part of Shareholder, and, except for those approvals described in Schedule 3.1(b), no notice, consent, authorization, order or approval of, filing or registration with, any governmental commission, board or other regulatory body or any bank, bonding company, lender, surety, customer, supplier, or any other person whatsoever is required for or in connection with the performance of this Agreement and the consummation by Shareholder of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Shareholder and is a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms.

                 (c) Non-Contravention. The execution, delivery and performance of this Agreement by Shareholder do not, and the consummation by Shareholder of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to the loss of a material benefit under, or result in the creation or imposition of any material lien, charge, pledge, security interest or other encumbrance upon any of the property or assets of Shareholder or the Company pursuant to any provision of, any mortgage, lien, lease, agreement, license, instrument, law, ordinance, regulation, order, arbitration award, judgment or decree to which Shareholder or the Company is a party or by which any of their respective assets are bound. The execution, delivery and performance of this Agreement by Shareholder do not and the consummation by Shareholder of the transactions contemplated hereby will not violate or conflict with any other restriction of any kind or character to which Shareholder or the Company is subject or by which any of their respective assets may be bound.

                 (d) Ownership of Company Common Stock. Shareholder holds of record and owns beneficially the number of shares of Company Common Stock set forth next to its name in Schedule 3.1(d) of the Shareholder's Disclosure Schedule. The Shareholder is, and as of the IPO Closing Date will be, the sole and exclusive lawful owner of all of the





                                  Red Fox of New Iberia Merger Agreement/Page 9
         outstanding shares of Company Common Stock free and clear of all liens, claims, encumbrances and rights of others of any nature whatsoever, with full power to vote all such shares on any matter that may properly come before shareholders of the Company, and Shareholder may exercise such voting power on any matter without violation of the rights of any person. There are no rights, warrants or options outstanding with respect to such capital stock, and Shareholder has no obligation to deliver capital stock of the Company or any of its Subsidiaries (as defined below) to any person as of the date hereof, at any time on or prior to the IPO Closing Date, thereafter or as a result thereof or in connection therewith except as provided in this Agreement.

                 (e)      Restricted Securities.

                          (1) Shareholder acknowledges that the shares of Parent Common Stock which Shareholder shall acquire pursuant to the Merger and this Agreement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and are being acquired for Shareholder's own account for investment and not with a view to the distribution thereof. The Parent Common Stock will be subject to the stock transfer restrictions described in Article 8 below.

                          (2) Shareholder has the knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of approving this Agreement and the transactions contemplated herein and acquiring shares of Parent Common Stock.

                          (3) Shareholder is able to bear the economic risks of its investment in the Parent Common Stock, including the risk of a complete loss of the value of Parent Common Stock.

                          (4) Shareholder has been represented by legal counsel in this transaction and Shareholder and its representatives, including such counsel, have been given the opportunity to ask questions of, and receive answers from, the officers of the Parent concerning the terms of the transactions contemplated by this Agreement and the affairs and the business and financial condition of the Parent.

                          (5) Shareholder has received a confidential private placement memorandum concerning the Parent and an investment in shares of Parent Common Stock, and Shareholder and its representatives have been given access to all documents, books and additional information concerning Parent which they have requested regarding Parent.

                          (6) Shareholder has conducted such investigations by itself and through its representatives in making a decision to approve this Agreement and the transactions contemplated herein as it has deemed necessary and advisable.





                                  Red Fox of New Iberia Merger Agreement/Page 10

                          (7) Shareholder acknowledges and agrees that the Parent Common Stock issued to Shareholder may not be disposed of except in accordance with the requirements of the Securities Act and any applicable state securities laws.

         3.2 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER AND THE COMPANY. Shareholder and the Company, jointly and severally, represent and warrant to the Parent and the Merger Sub that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the IPO Closing Date (as though made then and as though the IPO Closing Date were substituted for the date of this Agreement throughout this Section 3.2), except as otherwise set forth in the disclosure schedule delivered by the Shareholder and the Company to the Parent and the Merger Sub on the date hereof and initialed by the parties hereto (the "Company Disclosure Schedule"). Nothing in the Company Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Company Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Company Disclosure Schedule will be arranged in sections and paragraphs corresponding to the lettered and numbered sections and paragraphs contained in this Section 3.2.

                 (a) Organization and Qualification, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana, has the full right, power and legal authority and all licenses, permits, titles and authorizations necessary to own all of its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction as set forth in Schedule 3.2(a) of the Company Disclosure Schedule where, to the reasonable belief of Shareholder and the Company, such qualification is appropriate. The copies of the Company's Articles of Incorporation and Bylaws, as amended to date, which have been delivered to Parent are complete and correct, and such instruments, as so amended, are in full force and effect at the date hereof. The Company is qualified to transact business as a foreign corporation and is in good standing in all jurisdictions in which it is engaged in business and in which its properties or assets are located, which foreign jurisdictions are listed in Schedule 3.2(a).

                 (b) Capital Stock. The entire authorized capital stock of the Company consists of 10,000 shares of Company Common Stock of which as of the date hereof 100 shares of Company Common Stock are validly issued and outstanding, fully paid and nonassessable, all of which are held of record and beneficially by Shareholder. No shares of the capital stock of the Company have been issued in violation of the preemptive rights of any past or present shareholder. No shares of the capital stock of the Company are in the treasury of the Company. There are no outstanding subscriptions, shares of capital stock, calls, warrants, options, contracts, commitments, or demands relating to the capital stock of the Company





                                  Red Fox of New Iberia Merger Agreement/Page 11
         or other agreements of any character under which the Company or Parent would be obligated to issue or purchase shares of its capital stock. There is no voting agreement, voting trust, proxy, or other agreement or understanding with respect to the voting of the capital stock of the Company. The Company has no commitments to issue or sell any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from the Company, any shares of its capital stock and no securities or obligations evidencing any such rights are outstanding.

                 (c) Subsidiaries. With respect to each corporation, firm, partnership or other business entity in which the Company holds an interest, Schedule 3.2(c) of the Company Disclosure Schedule sets forth the name, the interest of the Company, and the capitalization of such entity (each such entity in which the Company owns or controls more than 50% of the voting securities, directly or indirectly, or in which the Company acts as manager or general partner is hereinafter a "Subsidiary"). Except as described on Schedule 3.2(c) of the Company Disclosure Schedule neither the Company nor any Subsidiary owns or has any right or obligation to acquire any class of securities (including, without limitation, debt securities) issued by any person or company and neither the Company nor any Subsidiary is a party to or bound to any partnership, joint venture, voluntary association, or other agreement with any person for the conduct of any business.

                 (d) Qualification of Subsidiaries. Each Subsidiary is duly organized, validly existing and in good standing under the laws of its state of organization, with the corporate or organizational power to own its property and carry on its business as it is now being conducted. All of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and are validly issued, fully paid, and nonassessable, and were not issued in violation of the preemptive rights of any past or present shareholder. The Company and its Subsidiaries hold of record and own beneficially all of the outstanding shares or other interests in each Subsidiary of the Company held by them free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Company and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary. None of the Company and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of the Company.





                                  Red Fox of New Iberia Merger Agreement/Page 12

                 (e) Authority Relative to Agreement. The Company has the full right, power, and legal authority to execute and deliver this Agreement. The Company has the full right, power, and legal authority to perform this Agreement and to consummate the transactions contemplated on the part of the Company hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated on its part hereby have been duly authorized by its Board of Directors and the Shareholder in its capacity as the holder of all of the capital stock of the Company. No proceeding on the part of the Company, and, except for those approvals described in Schedule 3.2(e), no notice, consent, authorization, order or approval of, filing or registration with, any governmental commission, board or other regulatory body, or any bank, bonding company, lender, surety, customer, supplier, or any other person whatsoever is required for or in connection with the execution and delivery of this Agreement. No proceeding on the part of the Company, and, except for those approvals described in Schedule 3.2(e), no notice, consent, authorization, order or approval of, filing or registration with, any governmental commission, board or other regulatory body or any bank, bonding company, lender, surety, customer, supplier, or any other person whatsoever is required for or in connection with the performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

                 (f) Non-Contravention. The execution, delivery, and performance of this Agreement by the Company do not and the consummation by the Company of the transactions contemplated hereby will not (1) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, government agency, or court to which the Company or any of its assets is subject or (2) violate any provision of the Articles of Incorporation or Bylaws of the Company or any Subsidiary, or (3) violate or result in, with the giving of notice or the lapse of time or both, the violation of any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the property of the Company or any Subsidiary pursuant to any provision of any mortgage, lien, lease, contract, agreement, license, or instrument to which the Company or any Subsidiary is a party or by which any of their respective assets are bound. The execution, delivery and performance of this Agreement by the Company do not and will not violate or conflict with any other restriction of any kind or character to which the Company or any Subsidiary is subject or by which any of their respective assets may be bound, and the same do not and will not constitute an event permitting termination of any such mortgage, lien, lease, agreement, license or instrument to which the Company or any Subsidiary is a party or by which any of their respective assets are bound, except as such enforcement is subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights.





                                  Red Fox of New Iberia Merger Agreement/Page 13

                 (g) Financial Information. Shareholder has previously furnished Parent with true and complete copies of the audited balance sheets of the Company and its Subsidiaries as of December 31, 1996 and December 31, 1995, and the related audited statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 1996 audited by Dannall, Sikes & Fredrick, the independent accountants of the Company, together with the unqualified audit report of such accountants with respect to such financial statements. Such financial statements have been prepared in conformity with GAAP consistently applied and present fairly and accurately the financial position and results of operations of the Company and its consolidated Subsidiaries as of and for the respective periods then ended. Shareholder has also previously furnished the Parent with a correct and complete copy of the unaudited monthly balance sheets of the Company as of the last day of each month from January through June 1997, and the related monthly unaudited statement of income, retained earnings and cash flows of the Company with respect to each month from January through June 1997 certified by the chief executive officer and the chief accounting officer of the Company (including such certificates, the "Unaudited Monthly Financial Statements"). Such financial statements have been prepared in conformity with GAAP consistently applied and present fairly and accurately the financial position and results of operations of the Company and its consolidated Subsidiaries as of and for the subject periods, except for normal recurring year-end adjustments. The Company and its Subsidiaries do not have any liabilities or obligations of a type which should be included in or reflected as such in financial statements prepared in accordance with GAAP, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated, or unliquidated, or otherwise, except as and to the extent disclosed or reflected in such financial statements. Collectively, the financial statements described in this Section 3.2(g) are the "Company Financial Statements."

                 (h) Absence of Certain Changes or Events. Since December 31, 1996, and except to the extent described in Schedule 3.2(h) of the Company Disclosure Schedule:

                          (1) none of the Company and its Subsidiaries has
                 sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

                          (2) none of the Company and its Subsidiaries has
                 entered into any agreement, contract, lease, permit or license (or series of related agreements, contracts, leases, permits and licenses) either involving more than $20,000 outside the ordinary course of business;

                          (3) no party (including any of the Company and its
                 Subsidiaries) has breached, accelerated, terminated, modified, or canceled any agreement, contract, lease, permit or license (or series of related agreements, contracts, leases, permits and licenses) involving more than $20,000 to which any of the Company and its Subsidiaries is a party or by which any of them is bound ("Company Contracts");





                                  Red Fox of New Iberia Merger Agreement/Page 14

                          (4) none of the Company and its Subsidiaries has
                 imposed or suffered to exist any lien, encumbrance or security interest upon any of its assets, tangible or intangible (other than the Permitted Exceptions, as defined below);

                          (5) none of the Company and its Subsidiaries has made
                 any capital expenditure (or series of related capital expenditures) either involving more than $20,000 or outside the ordinary course of business;

                          (6) none of the Company and its Subsidiaries has made
                 any capital investment in, any loan to, or any acquisition of the securities or assets of, any other corporation, partnership, limited liability company or other person (or series of related capital investments, loans, and acquisitions) either involving more than $20,000 or outside the ordinary course of business;

                          (7) none of the Company and its Subsidiaries has
                 issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $20,000 singly or $50,000 in the aggregate;

                          (8) none of the Company and its Subsidiaries has
                 delayed or postponed the payment of accounts payable and other liabilities outside the ordinary course of business;

                          (9) none of the Company and its Subsidiaries has
                 canceled, compromised, satisfied, settled, waived, or released any right or claim (or series of related rights and claims) either involving more than $20,000 or outside the ordinary course of business;

                          (10) none of the Company and its Subsidiaries has
                 granted any license or sublicense of any rights under or with respect to any Intellectual Property (as hereinafter defined);

                          (11) there has been no change made or authorized in
                 the Articles of Incorporation or bylaws of any of the Company and its Subsidiaries;

                          (12) none of the Company and its Subsidiaries has
                 issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                          (13) none of the Company and its Subsidiaries has
                 declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital





                                  Red Fox of New Iberia Merger Agreement/Page 15
                 stock except for dividends and distributions to shareholders which in the aggregate do not exceed 10% of the Company's pre-tax net income during 1997 through the date of the latest such distribution;

                          (14) none of the Company and its Subsidiaries has
                 experienced any damage, destruction, or loss to its property in excess of $20,000 which is not covered by insurance;

                          (15) none of the Company and its Subsidiaries has
                 made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business;

                          (16) none of the Company and its Subsidiaries has
                 entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                          (17) none of the Company and its Subsidiaries has
                 granted any increase in compensation to any of its directors, officers, employees, consultants or agents in excess of five percent of such person's base compensation and discretionary bonuses to officers and employees in the aggregate amount of up to 10% of the pre-tax net income of the Company during 1997 up to the date of the latest such payment;

                          (18) none of the Company and its Subsidiaries has
                 adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other employee benefit plan);

                          (19) none of the Company and its Subsidiaries has
                 made any other change in employment terms for any of its directors, officers, and employees outside the ordinary course of business;

                          (20) none of the Company and its Subsidiaries has
                 made or pledged to make any charitable or other capital contribution outside the ordinary course of business;

                          (21) there has not been any other material
                 occurrence, event, incident, action, failure to act, or transaction outside the ordinary course of business involving any of the Company or its Subsidiaries;

                          (22) there has not been any adverse change in the
                 business, financial condition, operation, results of operation, or future prospects of the Company and its Subsidiaries;





                                  Red Fox of New Iberia Merger Agreement/Page 16

                          (23) there has not been any work interruptions, labor
                 grievances or claims filed, proposed law or regulation (the existence of which is known, or under the normal course of business should be known, to the Company) or any event or condition of any character materially adversely affecting the business of future prospects of the Company or its Subsidiaries;

                          (24) there has not been any merger or consolidation
                 or agreement to merge or consolidate with or into any other corporations (except the transactions contemplated by this Agreement); and

                          (25) none of the Company and its Subsidiaries has
                 committed to any of the foregoing.

                 "Permitted Exceptions" shall mean (i) mechanic's, materialman's, warehouseman's and carrier's liens and purchase money security interests arising in the ordinary course of business, a correct and complete list of which is set forth on Schedule 3.2(h-1) of the Company Disclosure Schedule; (ii) liens for taxes and assessments not yet payable; (iii) liens for taxes, assessments and charges and other claims, the validity of which the Company or Shareholder are contesting in good faith, a correct and complete list of which is set forth on Schedule 3.2(h-1); and (iv) imperfections of title, liens, security interests, claims and other charges and encumbrances the existence of which does not adversely affect the operation, value, use or enjoyment of such asset or property.

                 (i) Undisclosed Liabilities. The Company and its Subsidiaries have no liabilities (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company or its Subsidiaries giving rise to any liability), except for (i) liabilities set forth on the face of the Company Financial Statements (rather than in any notes thereto) and (ii) liabilities which have arisen after June 30, 1997 in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

                 (j) Permits and Legal Compliance. The Company and its Subsidiaries have all permits, licenses, orders, qualifications, and approvals of all governmental and regulatory authorities material to the conduct of their business, a correct and complete list of which is set forth in Schedule 3.2(j) of the Company Disclosure Schedule. All such permits, licenses, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is pending or threatened. None of such permits, licenses, orders or approvals, and no application for any of such permits, licenses, orders or approvals, will be adversely affected by the consummation of the transactions contemplated by this Agreement. The Company and its Subsidiaries have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit,





                                  Red Fox of New Iberia Merger Agreement/Page 17
         proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company or its Subsidiaries alleging any failure so to comply.

                 (k) Title to Properties; Absence of Liens and Encumbrances, etc. The Company and its Subsidiaries have good and marketable title to all of the real, tangible personal and mixed properties and assets owned by it and used in its business, free and clear of any liens, charges, pledges, mortgages, conditional sales contracts, security interests or other encumbrances (other than Permitted Exceptions), except as reflected in the Company Financial Statements. A correct and complete list of all such properties and assets (other than properties and assets described in Sections 3.2(l), 3.2(m) and 3.2(n)) with a historical cost in excess of $1,000 is set forth on Schedule 3.2(k). The properties and assets of the Company and its Subsidiaries (other than the properties and assets described in Sections 3.2(l), 3.2(m) and 3.2(n), which sections contain the Company's and Shareholder's representations and warranties with respect to such intangible properties and assets) are free and clear of any liens, charges, pledges, mortgages, conditional sales contracts, security interests or other encumbrances (other than Permitted Exceptions), except as reflected in the Company Financial Statements.

                 (l) Software. Schedule 3.2(l) of the Company Disclosure Schedule contains a list or description by type of all operating and applications computer programs and data bases ("Software") which the Company or any Subsidiary uses or has available for use and plans to use, and such Software constitutes all the Software which is necessary to operate the business of the Company and its Subsidiaries as currently conducted. All such Software is owned outright by the Company or its Subsidiaries except as indicated on Schedule 3.2(l). As to any Software which Schedule 3.2(l) indicates is not owned by the Company or its Subsidiaries, the owner of such Software is identified on Schedule 3.2(l) and the Company and its Subsidiaries have the right to use the same pursuant to valid leases or licenses therefor. None of the Software used by or available to the Company or its Subsidiaries, and no use thereof, infringes upon or violates any patent, copyright, trade secret or other proprietary right of anyone else and no claim with respect to any such infringement or violation is threatened.


                 (m) Patent, Trademark, etc. Claims. The Company or its Subsidiaries is the owner or licensee of all patents, patent licenses, trademarks/servicemarks/trade names, trademark/servicemark/trade name registrations, copyrights, and copyright registrations or any other intellectual property ("Intellectual Property") used by or necessary to the operation of the Company's business as presently conducted and a correct and complete list of such Intellectual Property is set forth in Schedule 3.2(m) of the Company Disclosure Schedule. Each item of Intellectual Property owned or used by the Company or its Subsidiaries immediately prior to the Closing will be owned or available for use by the Company or its Subsidiaries on the same terms and conditions immediately after the Closing. Each of the Company and its Subsidiaries owns or has the right to use all such Intellectual Property and has taken all necessary action to maintain and protect each item of Intellectual Property that





                                  Red Fox of New Iberia Merger Agreement/Page 18
         it owns or uses. Each of the Company and its Subsidiaries has not infringed, and is not now infringing, on any trade name, trademark, service mark, or copyright belonging to any other person, firm or corporation and has not received any notice of such infringement. Neither the Company nor any Subsidiary is a party to any license, sublicense, agreement or arrangement, pursuant to which the Company or its Subsidiaries uses Intellectual Property except as shown in
         Schedule 3.2(m). With respect to each such license, sublicense, agreement or arrangement disclosed:

                          (1) the license, sublicense, agreement or arrangement covering the item is legal, valid, binding, enforceable, and in full force and effect;

                          (2) the license, sublicense, agreement or arrangement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing;

                          (3) no party to such license, sublicense, agreement or arrangement is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder; and

                          (4)     no party to the license, sublicense,
                 agreement or arrangement has repudiated any provision thereof.

         Each of the Company and its Subsidiaries owns, or holds adequate licenses or other rights to use its trade names in the business as now conducted by it, and that does not, and will not, conflict with, infringe on, or otherwise violate any rights of others. Shareholder has delivered to Parent correct and complete copies of all such licenses, sublicenses agreements and arrangements (as amended to date) disclosed on Schedule 3.2(m).

                 (n) List of Properties, Contracts and Other Data. The Company and its Subsidiaries own or lease all property and tangible assets necessary for the conduct of their business as presently conducted. Except as reflected in such Schedule 3.2(n) of the Company Disclosure Schedule, all of the property of the Company and its Subsidiaries is in existence and is in good condition and repair, except for reasonable wear and tear, and in conformity in all material respects with all building, zoning, OSHA, Coast Guard, safety, or other applicable ordinances, regulations, or laws. Schedule 3.2(n) of the Company Disclosure Schedule contains a list setting forth with respect to the Company and its Subsidiaries as of the date hereof the following:

                          (1) Schedule 3.2(n)(1) of the Company Disclosure
                 Schedule lists and describes briefly all real property which the Company and each Subsidiary owns. With respect to each such parcel of owned real property (collectively, the "Property"):





                                  Red Fox of New Iberia Merger Agreement/Page 19

                          (i) the identified owner has good and marketable title to the parcel of real property, free and clear of any security interest, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the Property subject thereto and except as set forth on Schedule 3.2(n)(1) of the Company Disclosure Schedule;

                          (ii) there are no pending or, to the knowledge of Shareholder and the directors and officers (and employees with responsibility for real estate matters) of the Company and its Subsidiaries, threatened condemnation proceedings, lawsuits, or administrative actions or other matters relating to the Property which could reasonably be expected to adversely affect the current ownership, maintenance, use, occupancy, or value thereof;

                          (iii) the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon is subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land, and, except as described on Schedule 3.2(n)(1), the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the Property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

                          (iv) all facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with such approvals and applicable laws, rules, and regulations;

                          (v) except as described on Schedule 3.2(n)(2) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property;

                          (vi) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein;

                          (vii) there are no parties (other than the Company and its Subsidiaries) in possession of the parcel of real property, other than tenants in possession of





                                  Red Fox of New Iberia Merger Agreement/Page 20
                          property leased or subleased by the Company or any of its Subsidiaries under any leases or subleases disclosed on Schedule 3.2(n)(2) which tenants are in possession of space to which they are entitled;

                          (viii) Except as described on Schedule 3.2(n)(1), to the extent necessary or desirable for the use or operation of facilities located on real property owned by the Company or any Subsidiary, such facilities are supplied with utilities and other services, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules, and regulations;

                          (ix) Except as described on Schedule 3.2(n)(1), each parcel of real property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of real property, and access to the Property is provided by paved public right-of-way with adequate curb cuts available;

                          (x) Except as described on Schedule 3.2(n)(1), the Property is not located within an area that has been designated by the Federal Insurance Administration, the Army Corps of Engineers or any other governmental agency or body as being subject to special flooding hazards; and

                          (xi) Except as described on Schedule 3.2(n)(1), the improvements on the Property (A) have been constructed in a good and workmanlike manner, free from defects in workmanship and material and, to the best of Shareholder's and Company's knowledge, do not require any repair or replacement other than minor, routine maintenance; and (B) have been constructed and are being occupied, maintained, and operated in compliance with all applicable laws, regulations, insurance requirements, contracts, leases, permits, licenses, ordinances, restrictions, building setback lines, covenants, reservations, and easements, and Shareholder and Company have received no notice, written or oral, claiming any violation of any of the same or requesting or requiring the performance of any repairs, alterations, or other work in order to so comply.

                          (2) Schedule 3.2(n)(2) of the Company Disclosure Schedule lists and describes briefly all real property leased or subleased by or to the Company or any of its Subsidiaries (whether as lessor or as lessee). Schedule 3.2(n)(2) also identifies the properties leased or subleased to the Company or any of its Subsidiaries for which title insurance policies are to be procured as provided in Section 4.8 below. The Shareholder has delivered to the Parent correct and complete copies of the leases and subleases listed in Schedule 3.2(n)(2) (as amended to date). With respect to each lease and sublease listed in Schedule 3.2(n)(2):





                                  Red Fox of New Iberia Merger Agreement/Page 21

                          (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

                          (ii) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                          (iii) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                          (iv) no party to the lease or sublease has repudiated any provision thereof;

                          (v) Except as described on Schedule 3.2(n)(2), there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                          (vi) with respect to each sublease, the
                          representations and warranties set forth in subsections (i) through (v) above are correct and complete with respect to the underlying lease;

                          (vii) none of the Company and its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                          (viii) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                          (ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

                          (3) Schedule 3.2(n)(3) of the Company Disclosure
                 Schedule lists and describes briefly all contracts and commitments (including, without limitation, mortgages, indentures and loan agreements) to which the Company or any Subsidiary is a party, or to which it or any of its assets or properties are subject and which are not specifically referred to elsewhere in Section 3.2, provided that there need not be listed in the Company Disclosure Schedule (unless required pursuant to the preceding subsections of this Section 3.2(n)) any contract or commitment incurred in the ordinary course of business which requires payments to or by the Company and its Subsidiaries during its remaining life aggregating less than $20,000 or which is terminable by the Company or any Subsidiary within thirty days without payment of a premium or penalty; and





                                  Red Fox of New Iberia Merger Agreement/Page 22

                 Correct and complete copies of all documents and descriptions complete in all material respects of all oral agreements or commitments (if any) referred to in this Section 3.2(n) have been provided to Parent or its counsel. None of the Company, the Shareholder and the Subsidiaries has been notified of any claim that any contract listed in Schedule 3.2(n)(3) of the Company Disclosure
         Schedule is not valid and enforceable in accordance with its terms for the periods stated therein, or that there is under any such contract any existing material default or event of default or event which with notice or lapse of time or both would constitute such a default.

                 (o) Use of Real Property. None of the Shareholder, the Company and the Subsidiaries has received notice of violation of any applicable zoning or building regulation, ordinance or other law, order, regulation or requirement relating to the operations of the Company or its Subsidiaries, or any notice of default under any material lease, contract, commitment, license or permit, relating to the use and operation of the owned or leased real property listed in the Company Disclosure Schedules and there is no such violation or default. None of the Shareholder, the Company and the Subsidiaries has received notice that any plant, facility or other building which is owned or covered by a lease set forth in the Company Disclosure Schedule does not substantially conform in all material respects with all applicable ordinances, codes, regulations and requirements, and none of the Shareholder, the Company and the Subsidiaries has received notice that any law or regulation presently in effect or condition precludes or restricts continuation of the present use of such properties.

                 (p) Environmental Laws. The Company and its Subsidiaries, including, without limitation, their businesses, facilities, property, vessels, and equipment of the Company and its Subsidiaries have been and are currently in compliance, in all material respects, with all applicable federal, state, and local laws, rules, and regulations of all authorities, including without limitation, applicable Environmental Laws (as hereinafter defined), and the Company and its Subsidiaries have all permits, certificates, and licenses required to operate their businesses, facilities, property, vessels, and equipment, including, without limitation, any relating to the generation, processing, treatment, discharge, storage, transport, disposal, or other management of chemicals and other hazardous materials, of waste materials of any kind, and those relating to the protection of environmentally sensitive areas. There is no adverse effect on any of the facilities, properties, vessels or equipment of the Companies, or with respect to function, use, or value of any such assets, resulting from any hazardous or toxic substance, or any pollutant or contaminant, or as a result of exposure to petroleum or any by-product thereof. "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial,





                                  Red Fox of New Iberia Merger Agreement/Page 23
         hazardous, or toxic materials or wastes in ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                 (q) Litigation. Except as provided on Schedule 3.2(q) of the Company Disclosure Schedule, there are no actions, suits, audits, investigations, unfair labor practices charges, complaints, claims, grievances or proceedings with respect to the Company or any Subsidiary pending against the Company or any Subsidiary at law or in equity, or before or by any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency or instrumentality, nor are there any such actions, suits, audits, investigations, unfair labor practices charges, complaints, claims, grievances or proceedings with respect to the Company (or any Subsidiary) or threatened against the Company or any Subsidiary.

                 (r)      Labor and Employment Matters.

                          (1) Schedule 3.2(r) of the Company Disclosure
                 Schedule sets forth all collective bargaining agreements, employment and consulting agreements (other than consulting agreements terminable by the Company or any Subsidiary within 60 days without payment of a premium or a penalty), executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans, group life insurance, hospitalization insurance or other plans or arrangements providing for benefits to employees of the Company or any Subsidiary;

                          (2) There are no controversies between the Company
                 (or any Subsidiary) and any employees or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending or threatened, related to the Company (or any Subsidiary) and there are not any organizational efforts presently being made or threatened in an organized fashion involving any of the employees of the Company or any Subsidiary.

                          (3) None of the Shareholder, the Company and the
                 Subsidiaries has received notice of any claim that it has not complied with any laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that it is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

                          (4) Schedule 3.2(r) of the Company Disclosure
                 Schedule sets forth the current annual compensation of all employees of the Company and its Subsidiaries (by position or by department) as of a recent date.





                                  Red Fox of New Iberia Merger Agreement/Page 24

                 (s) Accounts Receivable. The accounts receivable reflected on the balance sheet of the Company as of December 31, 1996, and all accounts receivable arising between December 31, 1996 and the date hereof, arose from bona fide transactions in the ordinary course of business; the services involved have been provided to the account obligor and no further services are required to be provided in order to complete the sales and to entitle the Company or its assignees to collect the accounts receivable in full. No such account has been assigned or pledged to any other person, firm or corporation. Unless paid prior to the IPO Closing Date, the accounts receivable are or will be as of the IPO Closing Date current and collectible net of the respective reserves, if any, shown on the Company Financial Statements (which reserves are adequate and calculated consistent with past practices). Subject to such reserves, each of the accounts receivable either has been or will be collected in full, without any set-off, within 90 days after the day on which it first became due and payable. There is no contest, claim or right of set-off, other than in the ordinary course of business, under any of the Company Contracts with any obligor of an account receivable relating to the amount or validity of such account receivable. Schedule 3.2(s) sets forth a complete and accurate list of all accounts receivable as of July 31, 1997, which list indicates the aging of such accounts receivable.

                 (t) Insurance. Schedule 3.2(t) of the Company Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Company and its Subsidiaries have been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years (except as to insurance policies owned by third party vendors, contractors and clients of the Company which have contractually named the Company or its Subsidiaries as insured or provided other benefits of coverage as a result of contractual liability coverage, which policies need not be listed on
         Schedule 3.2(t) but shall be made available for inspection by Parent's representatives):

                          (1) the name, address, and telephone number of the agent;

                          (2) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                          (3)     the policy number and the period of coverage;

                          (4) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                          (5) a description of any retroactive or "swing" premium adjustments or other loss-sharing arrangements.





                                  Red Fox of New Iberia Merger Agreement/Page 25

         With respect to each such insurance policy owned by the Company or any of its Subsidiaries: (A) the policy is legal, valid, binding, enforceable, and in full force and effect with respect to the periods and risks which such policy purports to insure; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect in accordance with its terms on the same terms following the consummation of the transactions contemplated hereby; (C) neither the Company nor any of its Subsidiaries nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Company and each of its Subsidiaries has been covered during the past five years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Schedule 3.2(t) of the Company Disclosure Schedule describes any self- insurance arrangements affecting the Company and its Subsidiaries. "Self insurance arrangements" means any arrangement by which the Company or its Subsidiaries has assumed risks in scope and amount customarily insured by businesses in the Company's industry and geographic region.

                 (u)      Employee Benefits.

                          (1) The Company and its Subsidiaries have complied
                 and currently is in compliance, both as to form and operation, in all material respects with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Codes of 1954 and/or 1986, as amended, respectively (for purposes of this Section 3.2(u) only, the "Code"), with respect to each "employee benefit plan" as defined under Section 3(3) of ERISA. Each employee benefit plan of the Company and its Subsidiaries ("Plan") is described in Schedule 3.2(u) of the Company Disclosure Schedule, and a copy of each Plan is attached thereto.

                          (2) The Company and its Subsidiaries have never
                 maintained, adopted or established, contributed or been required to contribute to, or otherwise participated or been required to participate in, a "multiemployer plan" (as defined in Section 3(37) of ERISA). No amount is due as owing from the Company or any Subsidiary on account of a "multiemployer plan" (as defined in Section 3(37) of ERISA) or on account of any withdrawal therefrom.

                          (3) The Company and its Subsidiaries have not
                 incurred any liability with respect to a Plan including, without limitation, under ERISA (including, without limitation, Title I or Title IV of ERISA, other than liability for premiums due to the Pension Benefit Guaranty Corporation ("PBGC")), the Code or other applicable law, which has not been satisfied in full, and no event has occurred, and there exists no





                                  Red Fox of New Iberia Merger Agreement/Page 26
                 condition or set of circumstances which could result in the imposition of any liability with respect to a Plan, including, without limitation, under ERISA (including, without limitation, Title I or Title IV of ERISA), the Code or other applicable law with respect to the Plan.

                          (4) The Company and its Subsidiaries have no
                 outstanding commitments to provide or to cause to be provided any severance or other post-employment benefit, salary continuation, termination, disability, death, retirement, health or medical benefit or similar benefit to any person (including, without limitation, any former or current employee) that has not been reflected in the Company Financial Statements or is not included in any Plan disclosed in
                 Schedule 3.2(u) of the Company Disclosure Schedule to this Agreement.

                 (v)      Tax Matters.

                          (1) All federal, state, local and foreign tax returns
                 required to be filed by the Company and its Subsidiaries prior to the date hereof have been filed on a timely basis with the appropriate governmental authorities in all jurisdictions in which such tax returns are required to be filed, and all such returns are correct and complete. Shareholder has delivered to Parent correct and complete copies of all federal income tax returns, examination reports, and statements of deficiencies asserted against or agreed to by the Company or any Subsidiary since January 1, 1992. Neither the Company nor its Subsidiaries are currently the subject of any audit, examination or any similar investigation by any governmental authority. Schedule 3.2(v) of the Company Disclosure Schedule sets forth all audits, examinations or similar investigations of the Company and its Subsidiaries by any governmental authority since January 1, 1992.

                          (2) All federal, state, local and foreign income,
                 franchise, sales, use, property, and all other taxes, fees, assessments, or other governmental charges (including withholding taxes), and all interest and penalties thereon (all of the foregoing collectively, "Taxes") due from or properly accruable by the Company and its Subsidiaries have been fully and timely paid or, in the cases of Taxes for which payment is not yet required, properly and fully accrued for on the Company Financial Statements or in Schedule 3.2(v) of the Company Disclosure Schedule with respect to all taxable periods ending on or prior to the date hereof and interim periods through the date hereof.

                          (3) None of the Company and its Subsidiaries has
                 filed a consent under Section 341(f) of the Code concerning collapsible corporations. None of the Shareholder, the Company or any Subsidiary is a party to any agreement, contract or arrangement that would, by reason of the consummation of any of the transactions contemplated by this Agreement, individually or in the aggregate, result in the





                                  Red Fox of New Iberia Merger Agreement/Page 27
                 payment of any "excess parachute payment" within the meaning of Section 280G of the Code. None of the assets of the Company or any Subsidiary is required to be treated as being owned by any other person pursuant to the "safe harbor" leasing provisions of Section 168 of the Internal Revenue Code of 1954, as in effect prior to the repeal of said leasing provisions.

                          (4) None of the Company and its Subsidiaries is a
                 party to any Tax allocation or sharing agreement. None of the Company and its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or (B) has any liability for the taxes of any person (other than any of the Company and its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                          (5) Schedule 3.2(v) of the Company Disclosure
                 Schedule sets forth the following information with respect to each of the Company and its Subsidiaries (or, in the case of clause (B) below, with respect to each of the Subsidiaries) as of the most recent practicable date: (A) the basis of the Company or Subsidiary in its assets; (B) the basis of the stockholder(s) of the Subsidiary in its stock (or the amount of any excess loss account); (C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company or Subsidiary; and (D) the amount of any deferred gain or loss allocable to the Company or Subsidiary arising out of any Deferred Intercompany Transaction (as defined in Treas. Reg. Section 1.1502-13).

                          (6) The Company has not waived any statute of
                 limitations, or agreed to any extension of time with respect to an assessment or deficiency, with respect to any Taxes.

                          (7) The amount of Company's liability for unpaid
                 Taxes for all periods ending on or before the date of this Agreement do not, in the aggregate, exceed the amount of the current liability accruals for Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) solely with respect to Company as of the date of this Agreement, and the amount of Company's liability for unpaid Taxes for all periods ending on or before the IPO Closing Date shall not, in the aggregate, exceed the amount of the current liability accruals for Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as such accruals are reflected on the face of the Company Financial Statements.

                 (w) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Shareholder and the Company directly with the Parent, without the intervention of any other person on behalf of Shareholder or the





                                  Red Fox of New Iberia Merger Agreement/Page 28

         Company in such manner as to give rise to any valid claim by any other person against Shareholder or the Company for a finder's fee, brokerage commissions, or similar payment.

                 (x) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

                 (y) Investment Company. Each of the Company or its Subsidiaries is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company, a subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                 (z) Tax-Free Reorganization. With respect to the qualification of the Merger as a reorganization pursuant to Section 368(a)(2)(D) of the Code:

                          (1) There is no plan or intention on the part of Shareholder to sell, exchange or otherwise dispose of a number of shares of Parent Common Stock received in the Merger which would reduce the Shareholders' aggregate ownership of such Parent Common Stock to a number of shares having a value, as of the Effective Time, of less than fifty percent of the value of all of the formerly outstanding capital stock of the Company as of the same date.

                          (2) Immediately following the Merger, the Surviving Corporation will hold at least 90 percent of the fair market value of the Company's net assets and at least 70% of the fair market value of the Company's gross assets.

                          (3) The liabilities of the Company assumed by the Surviving Corporation and the liabilities to which the assets of the Company are subject were incurred in the Company's ordinary course of business.

                          (4) If the Merger is effected, the Company and the Shareholders will each pay their respective expenses, if any, incurred in connection with the Merger, and neither the Company nor the Shareholders will pay any Parent or Merger Sub expenses incurred in connection with the Merger.

                          (5) At the Effective Time, the Company will not have any outstanding warrants, options, convertible securities, or any other right pursuant to which any person could acquire stock in the Company that, if exercised or converted, would affect the Parent's retention of control of the Surviving Corporation.

                          (6) The Company is not an investment company within the meaning of Section 368(a)(2)(F) of the Code.





                                  Red Fox of New Iberia Merger Agreement/Page 29

                          (7) At the Effective Time, the fair market value of the assets of the Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which its assets are subject.

                          (8) The Company is not under the jurisdiction of a court in a case under Title 11 of the United States Code, or a receivership, foreclosure, or similar proceeding in a federal or state court.

         3.3 REPRESENTATIONS AND WARRANTIES BY THE PARENT. The Parent represents and warrants to the Shareholder and the Company that the statements contained in this Section 3.3 are correct and complete as of the date of this Agreement and will be correct and complete as of the IPO Closing Date (as though made then and as though the IPO Closing Date were substituted for the date of this Agreement throughout this Section 3.3), except as set forth in the disclosure schedule delivered by the Parent to the Shareholder and the Company on the date hereof and initialed by the parties hereto (the "Parent Disclosure Schedule"). The Parent Disclosure Schedule will be arranged in sections and paragraphs corresponding to the lettered and numbered sections and paragraphs contained in this Section 3.3.

                 (a) Organization and Qualification, etc. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction as set forth in
         Schedule 3.3(a) of the Parent Disclosure Schedule where, to the reasonable belief of Parent, such qualification is appropriate. The copies of the Parent's Certificate of Incorporation and Bylaws, as amended to date, which have been delivered to Shareholder are complete and correct, and such instruments, as so amended, are in full force and effect at the date hereof.

                 (b) Capital Stock. The entire authorized capital stock of Parent consists of 25,000,000 shares of capital which is divided into
         (1) 3,000,000 shares of restricted common stock having a par value of $.001 per share, (2) 20,000,000 shares of common stock having a par value of $.001 per share (i.e., Parent Common Stock), and (3) 2,000,000 shares of preferred stock having a par value of $.001 per share.

                 (c) Subsidiaries, etc. Other than the Merger Sub, and except as set forth in Schedule 3.3(c) of the Parent Disclosure Schedule, the Parent does not own of record or beneficially, directly or indirectly, (1) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or
         (2) any participating interest in any partnership, joint venture or other non-corporate business enterprise.

                 (d) Authority Relative to Agreement. Parent has the corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated on the part of Parent hereby. The execution and delivery by Parent of this





                                  Red Fox of New Iberia Merger Agreement/Page 30

         Agreement and the consummation by Parent of the transactions contemplated on its part hereby have been duly authorized by its Board of Directors. No other corporate proceedings on the part of Parent are necessary to authorize the execution and delivery of this Agreement by Parent. Except for corporate action related to the IPO, no other corporate proceedings on the part of Parent are necessary to authorize the performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and is enforceable against Parent in accordance with its terms.

                 (e) Non-Contravention. The execution, delivery and performance of this Agreement by Parent do not and the consummation by Parent of the transactions contemplated hereby will not (1) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling change, or other restriction of any government, government agency, or court to which Parent is subject to, or (2) violate any provision of the Articles of Incorporation or Bylaws of Parent, or (3) violate or result in, with the giving of notice or the lapse of time or both, the violation of any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the property of Parent pursuant to any provision of any mortgage, lien, lease, agreement, contract, license, or instrument to which Parent is a party or by which any of its assets is bound. The execution, delivery and performance of this Agreement by Parent do not and will not violate or conflict with any other restriction of any kind or character to which Parent is subject or by which any of its assets may be bound, and the same does not and will not constitute an event permitting termination of any such mortgage, lien, lease, agreement, license or instrument to which Parent is a party or by which any of its assets is bound, except as such enforcement is subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights.

                 (f) Approvals. Except for the declaration of effectiveness of the registration statement filed in connection with Parent's IPO by the U.S. Securities and Exchange Commission ("SEC") pursuant to the Securities Act, and the consents and approvals required pursuant to state securities laws with respect to the IPO, and except as set forth in Schedule 3.3(f) of the Parent Disclosure Schedule, no consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body or any other person is required for the execution and delivery of this Agreement and the consummation by Parent of the transactions contemplated hereby.

                 (g) Litigation. There are no actions, claims, proceedings or governmental investigations pending against Parent or any of its assets or properties at law or in equity, before or by any federal, state, or municipal court, agency or other governmental entity, or by any other person, which, individually or in the aggregate, could reasonably be expected





                                  Red Fox of New Iberia Merger Agreement/Page 31

         (1) to have a material adverse effect on the financial condition or results of operations of Parent or (2) to prevent the consummation of the transactions contemplated hereby.

                 (h) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Parent directly with Shareholder and the Company, without the intervention of any person on behalf of Parent in such manner as to give rise to any valid claim by any person against Parent for a finder's fee, brokerage commission, or similar payment.

                 (i) Tax-Free Reorganization. With respect to the qualification of the Merger as a reorganization pursuant to Section 368(a)(2)(D) of the Code:

                          (1) The Parent has no plan or intention to sell,
                 exchange or otherwise dispose or liquidate the Surviving Corporation, to merge the Surviving Corporation with or into any other corporation, to sell or otherwise dispose of any capital stock of the Surviving Corporation except for transfers of such capital stock to corporations of which the Parent has control (within the meaning of Section 368(a) of the Code) at the time of such transfer, or to cause the Surviving Corporation to sell or otherwise dispose of any of its assets or of any assets acquired in the Merger, except for dispositions made in the ordinary course of business or transfers of assets to a corporation of which the Surviving Corporation has control (within the meaning of Section 368(a) of the Code) at the time of such transfer.

                          (2) The Parent has no plan or intention to cause the
                 Surviving Corporation, after the Merger, to issue additional shares of its stock that would result in the Parent losing control of the Surviving Corporation within the meaning of
                 Section 368(c) of the Code.

                          (3) Following the Merger, the Surviving Corporation
                 will continue the Company's historic business or use a significant portion of his historic business assets in a business.

                          (4) If the Merger is effected, the Parent and the
                 Merger Sub will each pay their respective expenses, if any, incurred in connection with the Merger.

                          (5) The Parent Common Stock that will be exchanged in
                 the Merger is voting stock within the meaning of Section 368(c) of the Code.

                          (6) At the time of the Merger, neither the Parent nor
                 Merger Sub will have any outstanding warrants, options, convertible securities, or any other right pursuant to which any person could acquire stock in the Parent or Merger Sub





                                  Red Fox of New Iberia Merger Agreement/Page 32
                 which, if exercised or converted, would affect Parent's acquisition or retention of control of the Surviving Corporation.

                          (7) The Parent and the Merger Sub are not investment
                 companies as defined in Section 368(a)(2)(F) of the Code.

                          (8) None of the Parent Common Stock received by
                 Shareholder as a part of the Merger Consideration will be separate consideration for, or allocable to, any employment agreement.

                          (9) Neither the Parent nor the Merger Sub is under
                 the jurisdiction of a court in a case under Title 11 of the United States Code, or a receivership, foreclosure, or similar proceeding in a federal or state court.

         3.4 REPRESENTATIONS AND WARRANTIES CONCERNING THE MERGER SUB. The Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Shareholder and the Company as follows:

                 (a) Organization and Standing. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Louisiana.

                 (b) Capital Structure. The authorized capital stock of Merger Sub consists of 5,000 shares of common stock, par value $.01 per share, 1,000 of which are validly issued and outstanding, fully paid and nonassessable and are owned by the Parent free and clear of all liens, encumbrances and adverse claims.

                 (c) Authority. Merger Sub has the corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Merger Sub of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and the Parent as its sole shareholder, and, except for the corporate filings required by state law, no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement and the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by Merger Sub and (assuming the due authorization, execution and delivery hereof by the Company) constitutes a valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).





                                  Red Fox of New Iberia Merger Agreement/Page 33

                                   ARTICLE 4

                      ADDITIONAL COVENANTS AND AGREEMENTS

         4.1 CONDUCT OF BUSINESS. During the period from the date hereof to the IPO Closing Date, except as otherwise contemplated by this Agreement, Shareholder shall cause the Company to, and the Company shall, conduct its operations according to its ordinary and usual course of business, subject to the foregoing, to preserve substantially intact its business organization, keep available the services of its officers and employees, and maintain its present relationships with licensors, suppliers, distributors, customers and others having significant business relationships with it. Representatives of the Company will confer with representatives of Parent to keep it informed with respect to the general status of the on-going operations of the business of the Company. Without limiting the generality of the foregoing, Shareholder will cause the Company to:

                 (a) carry on the business in substantially the same manner as heretofore carried on and not introduce any material new method of management, operation or accounting, nor provide discounted services outside the ordinary course of business;

                 (b) maintain its properties, facilities, equipment and other assets, including those held under leases, in good working order, condition and repair, ordinary wear and tear excepted;

                 (c) perform all of its obligations under all debt and lease instruments and other agreements relating to or affecting its business, assets, properties, equipment and rights, and pay all vendors, suppliers, and other third parties (including mechanics and materialmen) as and when their bills are due and pay in full all payroll obligations when due;

                 (d) maintain its present debt and lease instruments (unless same are otherwise mature) and refrain from entering into new or amended debt or lease instruments without prior written consent of Parent;

                 (e) not incur any indebtedness other than ordinary trade accounts payable at market rates with no prepayment penalty which are used to fund operations in the ordinary course of business;

                 (f) keep in full force and effect its present insurance policies or other comparable insurance coverage;

                 (g) use its best efforts to maintain and preserve its business organization intact, retain its present employees and maintain its relationship with suppliers, customers and others having business relations with the Company;





                                  Red Fox of New Iberia Merger Agreement/Page 34

                 (h) refrain from effecting any change in the articles of incorporation, bylaws or capital structure of the Company and refrain from entering into or agreeing to enter into any merger or consolidation by the Company with or into, and refrain from acquiring all or substantially all of the assets, capital stock or business of, any person, corporation, partnership, association or other business organization or division of any thereof;

                 (i) refrain from incurring any expenditures outside the normal course of business, including any capital expenditures (or series of related expenditures) in excess of $20,000, without prior written notification to Parent;

                 (j) refrain from starting or acquiring any new businesses without the prior written consent of Parent;

                 (k) maintain its present salaries and commission levels for all officers, directors, employees or agents, refrain from entering into an employment agreement except in the ordinary course of business, and refrain from entering into any collective bargaining agreement; and

                 (l) refrain from declaring or paying any fees, commissions or loans outside the ordinary course of business, and refrain from declaring or paying any bonuses except discretionary bonuses to officers and employees to the extent that the aggregate amount of all such discretionary bonuses paid or declared during 1997 do not exceed, in the aggregate, 10% of the Company's pre-tax net income during 1997 through the date of the latest such payment; and

                 (m) refrain from declaring or paying any dividends or distributions to Shareholder, directors, management, sales agents, employees or other personnel, except for dividends and distributions to shareholders paid or declared in 1997 which in the aggregate do not exceed 10% of the Company's pre-tax net income during 1997 through the date of the latest such distribution; and

                 (n) promptly notify Parent of the receipt by it or the Company of any notice or claim, written or oral, of (a) default or breach by the Company under, or of any termination (other than at the end of the stated term thereof) or cancellation, or threat of termination (other than at end of the stated term thereof) of cancellation, of any Company Contract, (b) any loss of, damage to or disposition of, any of the properties, assets or the products of the Company of a value of $20,000 or more, singly or in the aggregate (other than the sale or use of inventories in the ordinary course of business), (c) any claim or litigation threatened or instituted, or any other adverse event or occurrence involving or affecting the Company or any of its assets, properties, operations, businesses or employees, and (d) any proposal made by any third party received by the Company or of which Shareholder obtains knowledge in respect of any sale or other disposition, direct or indirect, of the assets (other than the sale





                                  Red Fox of New Iberia Merger Agreement/Page 35
         or use of inventories in the ordinary course of business), businesses or outstanding capital stock or other ownership or voting interests of the Company;

                 (o) comply with and cause to be complied with all applicable laws, rules, regulations and orders of all federal, state and local governments or governmental agencies affecting or relating to the Company or its assets, properties, operations, businesses or employees except where the failure to comply will not have a material adverse effect on the Company;

                 (p) refrain from any sale, disposition, distribution or encumbrance of any of its properties or assets and refrain from entering into any agreement or commitment with respect to any such sale, disposition, distribution or encumbrance (other than the sale or use of inventories in the ordinary course of business);

                 (q) refrain from any purchase or redemption of any capital stock or other voting interest of the Company and refrain from issuing any capital stock or other voting interest;

                 (r) refrain from making any change in any accounting principle, classification, policy or practice;

                 (s) manage working capital in the ordinary course consistent with past practice and refrain from introducing any new method of management or operation, providing any discounted services or products, discounting any receivables or taking any action to accelerate payment of any receivable prior to its due date; and

                 (t) refrain from entering into any contract, lease, undertaking, commitment, mortgage, indenture, note, security agreement, license or other agreement (a) involving the receipt or expenditure of more than $20,000 over the term thereof, (b) containing provisions calling for the sale or purchase of raw materials, product or service at prices that vary from the market prices of such raw materials, products or services generally prevailing in customary third-party markets, (c) which include "take or pay", "meet or release", "most favored nations" or similar pricing or delivery arrangements, (d) with any officer, director, shareholder or affiliate of the Company, (e) requiring the Company to indemnify or hold harmless any other person or entity, (f) evidencing any warranty obligation of the Company with respect to goods, services or products sold or leased by it (other than warranties given in the normal course of business containing substantially the same terms as those presently in effect), or (g) imposing on the Company any confidentiality, non-disclosure or non- compete obligation.

         4.2 ACCESS TO INFORMATION BY PARENT. Until the IPO Closing Date or termination of this Agreement, Shareholder will furnish Parent with the Unaudited Monthly Financial Statements for each month following June 1997 promptly as available, but in no event more than 20 days following the end of such month. Parent may prior to the Closing have access to the business and properties





                                  Red Fox of New Iberia Merger Agreement/Page 36
of the Company and information concerning its financial and legal condition as Parent deems necessary or advisable in connection with the consummation of the transactions contemplated hereby, provided that such access shall not interfere with normal operations of the Company. Shareholder and the Company agree to permit Parent and its authorized representatives, or cause them to be permitted to have, after the date hereof and until the IPO Closing Date, full access to the premises, books and records of the Company during normal business hours, and the officers of the Company will furnish Parent with such financial and operating data and other information with respect to the Business and properties of the Company as Parent shall from time to time reasonably request. No investigation by Parent heretofore or hereafter made shall affect the representations and warranties of Shareholder and the Company, and each such representation and warranty shall survive any such investigation.

         4.3 AMENDMENT TO SCHEDULES. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until Closing to supplement or amend promptly the Disclosure Schedules with respect to any matter that would have been or would be required to be set forth or described in the Disclosure Schedules in order to not materially breach any representation, warranty or covenant of such party contained herein; provided that no amendment or supplement to a Disclosure Schedule that constitutes or reflects, individually or in the aggregate, a material adverse change (as determined by Parent) to the business or assets of Shareholder or the Company may be made unless Parent consents to such amendment or supplement, and no amendment or supplement to a Disclosure Schedule that constitutes or reflects a material adverse change (as determined by the Company) to Parent's assets or business may be made unless the Company consents to such amendment or supplement. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Section 5.1 and
Section 5.2 have been fulfilled, the Disclosure Schedules hereto shall be deemed to be the Disclosure Schedules as amended or supplemented pursuant to this Section. In the event that the Company or Shareholder seeks to amend or supplement a Disclosure Schedule pursuant to this Section 4.3 and the consent of Parent is required pursuant to this Section and Parent does not consent to such amendment or supplement, or in the event that Parent seeks to amend or supplement a Disclosure Schedule pursuant to this Section 4.3 and the consent of the Company is required pursuant to this Section and the Company does not consent, the party whose consent would be required (the "Non- Amending Party") may elect to (i) terminate this Agreement, in which case this Agreement shall be deemed terminated by mutual written consent as set forth in Section 6.1 hereof, or (ii) close the transactions contemplated by this Agreement without such amendment to the Disclosure Schedule and preserve its remedies under
Article 7 hereof for the breach of such representation, warranty or covenant; provided, however, that the Non-Amending Party shall not be entitled to terminate this Agreement after the Closing Date for any reason except a provided in Section 6.1(b).

         4.4 CONFIDENTIALITY. The provisions of this Section 4.4 shall supersede and replace all prior agreements and understandings of the parties with respect to the subject matter hereof.





                                  Red Fox of New Iberia Merger Agreement/Page 37

                 (a) Confidential Information. Until the closing of the transactions contemplated herein, all Confidential Information, as hereinafter defined, acquired by Parent with respect to Shareholder or the Company, or by Shareholder or the Company with respect to Parent, shall be (i) maintained in strict confidence, (ii) used only for the purpose of and in connection with evaluating the transactions contemplated herein, and (iii) disclosed only to employees and duly authorized agents and representatives who have been informed of the obligations of the parties under this Agreement with respect to such Confidential Information, who have a need to know the information in connection with consummating the transactions contemplated herein, and who agree to keep such information confidential. Parent, Shareholder and the Company shall be responsible for any breach of this Section by any of their respective representatives and each agrees to take all reasonable measures to restrain its representatives from prohibited or unauthorized disclosure of the Confidential Information. For the purpose of this Agreement, the term "Confidential Information" shall mean all information acquired by any party from another party hereto or its representatives pursuant to Section 4.2 hereof or otherwise with respect to the business or operations of such other party, other than (A) information generally available to the public which has not become available as a result of disclosure in violation of this Section and (B) information which becomes available on a nonconfidential basis from a source other than a party to this Agreement or its representatives, provided that such source is not known by the party to this Agreement receiving such information to be bound by a confidentiality agreement or other obligation of secrecy to another party to this Agreement or its representatives. If the transactions contemplated herein are not consummated, all Confidential Information in written or printed or other tangible form (whether copies or originals) shall be returned to the party of origin, and all documents, memoranda, notes and other writings whatsoever prepared by any party or its representatives based on Confidential Information shall be destroyed.

                 (b) Public Announcements. No press release, public announcement, confirmation or other information regarding this Agreement or the contents hereof shall be made by Parent, Shareholder or the Company without the prior consultation of the Parent and the Company, except as may be necessary in the opinion of counsel to any party to meet the requirements of any applicable law or regulations, the determination of any court, or the requirements of any stock exchange on which the securities of such party may be listed. Notwithstanding the foregoing, the Company may make appropriate disclosures of the general nature of the transaction contemplated hereby to its employees, vendors and customers to protect the Company's goodwill and to facilitate the consummation of the transactions contemplated hereby, and Parent may disclose pertinent information regarding the transaction contemplated hereby to its existing and prospective investors, lenders or investment bankers or financial advisors for the purposes of obtaining financing (including the contemplated IPO). Parent may also make appropriate disclosures of the general nature of the transaction contemplated hereby and the identity, nature and scope of the Company's operations to prospective acquisition candidates in its efforts to attract additional acquisitions for Parent. Subject to prior review, revision and approval by the Company of disclosure with respect to matters relating to the Company, Parent may also make appropriate disclosure as





                                  Red Fox of New Iberia Merger Agreement/Page 38
         required in connection with any registration statement or confidential information memorandum prepared by Parent. Parent and the Company shall jointly approve the contents of any press releases, written employee presentations, or other materials of potentially wide distribution that disclose or refer to the transaction contemplated hereby, except for such press releases or other communications required by law.

         4.5 EXCLUSIVITY. After the signing of this Agreement until September 30, 1997, Shareholder shall not (i) solicit, initiate, or encourage the submission of any proposal of offer from any person or entity relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of the Company (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any negotiations or discussions regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person or entity in favor of such acquisition (including any acquisition structured as a merger, consolidation, or share exchange). Shareholder will (and shall cause the Company to) notify Parent if any person or entity make any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         4.6 RELEASE OF SHAREHOLDER'S GUARANTEES. At or prior to the IPO Closing Date, Parent will use its best efforts to obtain the release of Shareholder and their respective affiliates, heirs, successors and assigns from any and all personal guarantees previously given by Shareholder to secure the Company's Long-Term Debt obligations and performance bonds. In the event that Parent is unable to obtain such releases from the Company's lenders, Parent shall cause the Company to pay off or otherwise retire all of the Company's indebtedness secured by the personal guarantee of Shareholder, up to a maximum of $0.0.

         4.7 SHAREHOLDER'S RELEASE OF CLAIMS. Effective as of Closing, the Shareholder hereby (i) releases, acquits and forever discharges the Company and its Subsidiaries from any and all liabilities, obligations, indebtedness, claims, demands, actions or causes of action arising from or relating to any event, occurrence, act, omission or condition occurring or existing on or prior to Closing, including, without limitation, any claim for indemnity or contribution from the Company or any of its Subsidiaries in connection with the obligations or liabilities of the Shareholder hereunder, except for salary and benefits payable to Shareholder as an employee in the ordinary course of business; (ii) waives all breaches, defaults or violations of each agreement, if any, applicable to the Company Common Stock or the Real Property and agrees that any and all such agreements are terminated as of Closing, and (iii) waives any and all preemptive or other rights to acquire any shares of capital stock of the Company and releases any and all claims arising in connection with any prior default, violation or failure to comply with or satisfy any such preemptive or other rights.





                                  Red Fox of New Iberia Merger Agreement/Page 39

         4.8     REAL ESTATE MATTERS.

                 (a) Title Insurance Commitments. Parent, in its sole discretion, may elect to obtain title insurance with respect to any or all real estate that the Company owns or leases listed on Schedule 3.2(n)(1) or Schedule 3.2(n)(2) of the Company Disclosure Schedule (the "Title Insurance Property"). The Company will obtain and deliver to Parent, as soon as practicable, and in any event on or before fifteen (15) days following the date of this Agreement, commitments for title insurance ("Title Commitments") issued by title insurance company(ies) reasonably acceptable to Parent with respect to the Title Insurance Property, Surveys (defined below) of the Title Insurance Property reasonably acceptable to the Parent and one set of legible copies of title exception documents with respect to any exceptions set forth in the commitments. The Title Commitments shall set forth the status of title to the Title Insurance Property together with all exceptions or conditions to such title, including, but not limited to, all easements, restrictions, rights-of-way, covenants, reservations and all other encumbrances affecting the Title Insurance Property which would appear in an Owner's Policy of Title Insurance (as defined below), if issued. The Title Commitments shall contain the express commitment of the title underwriter to issue the Owner's Policies of Title Insurance to the Parent and the Company with the standard printed exceptions endorsed or deleted in accordance with this Section 4.8.

                 (b) Surveys. With respect to each Title Insurance Property, Shareholder will cause the Company to procure in preparation for the Closing a current survey of such real property, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads (the "Survey"). The Survey shall disclose any survey defect or encroachment from or onto the real property.

                 (c) Title Insurance Policies. At the Closing, the Company shall deliver to Parent title insurance policies ("Policies of Title Insurance") with respect to the Title Insurance Property, in an amount reasonably acceptable to Parent, issued by such title insurance company(ies), subject to those easements, reservations, restrictions, covenants, conditions and other matters therein specified to the extent that the same do not, in the reasonable judgment of Parent, render title unmarketable or adversely affect the operation, value, use or enjoyment of the Title Insurance Property affected thereby ("Real Property Title Exceptions"). The Policies of Title Insurance may be subject to the Real Property Title Exceptions but shall contain no additional exceptions other than the standard preprinted exceptions reasonably acceptable to Parent; provided that (i) the standard preprinted exception, if any, for restrictive covenants shall be deleted, except for Real Property Title Exceptions, (ii) the standard preprinted survey exception, if any, shall be revised to read "Shortages in area" only, (iii) there shall be no exception as to easements, or claims of easements, not shown by the public records, nor any exception as to parties in possession,





                                  Red Fox of New Iberia Merger Agreement/Page 40
         and (iv) the exception as to the lien for taxes will be limited to the year in which the Closing occurs. The Policies of Title Insurance delivered under this Section 4.8 shall insure title to the real property and all recorded easements benefitting such real property.

                 (d) Phase I Environmental Assessment. The Company will obtain and deliver to Parent, as soon as practicable, and in any event on or before September 1, 1997, a phase I environmental assessment prepared by environmental engineers reasonably acceptable to Parent with respect to all of the real estate owned or leased by the Company listed on Schedule 3.2(n)(1) or Schedule 3.2(n)(2) of the Company Disclosure Schedule (the "Environmental Assessment Property"). Also during the period prior to Closing, Shareholder and the Company shall afford Parent and its representatives the continuing right to inspect, during the Company's normal business hours, the Environmental Assessment Property and all books, records, contacts, documents and other data pertaining to the use, ownership, operation, or maintenance of the Environmental Assessment Property (collectively with the phase I assessment, the "Studies").

                 (e) Title and Environmental Objections. If for any reason Parent, in its sole and absolute discretion, is not satisfied with any matter contained in the Studies, the Survey, or the Real Property Title Exceptions, or is otherwise not satisfied with the real property owned or leased by the Company for any reason whatsoever, then Parent may notify the Company and Shareholder in writing of its objection (the "Objections"), describing with specificity the subject real property and the Objections thereto, and, at the sole discretion of Parent, either (i) the measures required of the Company to cure such Objections, or (ii) directing that the Company divest itself of the subject real property prior to or concurrently with the Closing. If Parent shall request that the Company cure such Objections and the Company or Shareholder has not cured such Objections to Parent's satisfaction by the IPO Closing Date, Parent shall have the right to terminate this Agreement in accordance with Section 6.1(a)(2) hereof.

         4.9     CONFIDENTIAL INFORMATION MEMORANDUM; REGISTRATION STATEMENT.

                 (a) Company to Provide Information. Shareholder and the Company shall cooperate with Parent to promptly provide such information as reasonably requested by Parent to (i) prepare a confidential information memorandum (the "Memorandum"), pursuant to Rule 506 of Regulation D promulgated by the SEC under the Securities Act, for dissemination to Parent's acquisition candidates and their shareholders, and (ii) prepare and file with the SEC the registration statement on Form S-1 (or other appropriate Form) to be filed by Parent under the Securities Act in connection with its IPO (including the prospectus constituting a part thereof, the "Registration Statement"). Parent shall obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, the Memorandum and the Registration Statement, and Shareholder and the Company shall furnish all information concerning them as may be reasonably requested in connection with any such action.





                                  Red Fox of New Iberia Merger Agreement/Page 41

                 (b) Accuracy of Information. Parent, Shareholder and the Company each represent and warrant that none of the information or documents supplied or to be supplied by it specifically for inclusion in the Memorandum or the Registration Statement, by exhibit or otherwise, will, at the time that such party has authorized dissemination of the Memorandum, and at the time the Registration Statement and each amendment and supplement thereto, if any, become effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Shareholder and the Company, respectively, shall agree with Parent as to the information and documents supplied by them for inclusion in the Registration Statement and each shall indicate such information and documents in a letter (the "Information Letter") to be delivered (i) within two business days following dissemination of the Memorandum,
         (ii) prior to the filing of the Registration Statement with the SEC, and (iii) prior to filing any amendment to the Registration Statement with the SEC (other than any prospectus filed with the SEC pursuant to Rule 424(b)). Shareholder and the Company shall be entitled to review the Memorandum, the Registration Statement and each amendment thereto, if any, prior to delivery of the Information Letter. Shareholder and the Company shall immediately notify Parent in the event of any development or occurrence that would cause matters referenced in the Information Letter to be inaccurate, incomplete or misleading in any material respect.

                 (c) Further Information. Shareholder and the Company, respectively, shall promptly upon request, furnish Parent with all information concerning itself and such other matters as may be reasonably requested by Parent in connection with the preparation of the Memorandum, the Registration Statement and each amendment or supplement thereto, or any other statement, filing, notice or application made by or on behalf of each such party to any governmental entity in connection with the transactions contemplated by this Agreement.

         4.10    TAX-FREE REORGANIZATION.

                 (a) No Acts Jeopardizing Merger. Unless the other parties shall otherwise agree in writing, none of the Shareholders, the Parent, the Merger Sub, the Company or the Surviving Corporation shall knowingly take or fail to take any action, which action or failure to act would jeopardize the qualification of the Merger as a reorganization pursuant to Section 368(a)(2)(D) of the Code.

                 (b) Two-Year Holding Period. Shareholder will not dispose of any of the Parent Common Stock received in the Merger within two years following the Effective Date if such disposition would reduce the fair value of the Parent Common Stock (evaluated as of the Effective Date) retained by Shareholder to an amount less than 50% of the fair value of the Company Common Stock held by Shareholder immediately prior to the Merger, unless Shareholder obtains an opinion of counsel reasonably satisfactory to Parent that such transfer will not violate the continuity of shareholder interest requirement set forth in Treasury





                                  Red Fox of New Iberia Merger Agreement/Page 42

         Regulation Section 1.368-1. In the event that Shareholder wishes to dispose of any shares of Parent Common Stock received in the Merger, Shareholder shall provide written notice to Parent not less than ten days prior to the date of the intended disposition specifying the number of shares of which the Shareholder proposes to dispose.

         4.11    CERTAIN TAX MATTERS.

                 (a) Tax Periods Ending on or Before the IPO Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed all returns, declarations, reports, claims for refund, or information returns or statements relating to Taxes, including any schedule, attachment, or amendment thereto ("Tax Returns") for the Company and its Subsidiaries for all periods ending on or prior to the IPO Closing Date which are filed after the IPO Closing Date. Buyer shall permit Sellers to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Sellers. Sellers shall reimburse Buyer for Taxes of the Company and its Subsidiaries with respect to such periods within fifteen (15) days after payment by Buyer or the Company and its Subsidiaries of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Company Financial Statements.

                 (b)      Cooperation on Tax Matters.

                          (i) Buyer, Company (and its Subsidiaries) and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Company (and its Subsidiaries) and Sellers agree: (A) to retain all books and records with respect to Tax matters pertinent to Company (and its Subsidiaries) relating to any taxable period beginning before the IPO Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority; and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Company (and its Subsidiaries) or Sellers, as the case may be, shall allow the other party to take possession of such books and records.





                                  Red Fox of New Iberia Merger Agreement/Page 43

                          (ii) Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Taxes that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                 (c) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving Company (and its Subsidiaries) shall be terminated as of the IPO Closing Date and, after the IPO Closing Date, Company (and its Subsidiaries) shall not be bound thereby or have any liability thereunder.

                 (d) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any corporate-level gains tax triggered by the sale of Company stock, New York City Transfer Tax and any similar tax imposed in other states or subdivisions), shall be paid by Sellers when due, and the Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

         4.12 SATISFACTION OF CONDITIONS. The Company and the Shareholder shall (i) use their reasonable efforts to obtain, as soon as possible, all governmental approvals required to be obtained by the Company and make, as soon as possible, all filings with any governmental authority required on the part of the Company to consummate the transactions contemplated hereby, (ii) use their reasonable efforts to obtain, as soon as possible, all other consents to and approvals required to be obtained by the Company to consummate the transactions contemplated hereby, and (iii) otherwise use their reasonable efforts to satisfy the conditions set forth in Article 5 of the Agreement to the extent that such satisfaction is within their control; provided, however, that this Section 4.12 shall not be construed to limit the rights of Shareholder to terminate this Agreement as provided in Article 6 of the Agreement.


                                   ARTICLE 5

                              CONDITIONS PRECEDENT

         5.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARENT. The obligations of the Parent under this Agreement are subject to the satisfaction in all material respects of each of the following conditions, unless waived by the Parent:

                 (a) Accuracy of Representations and Warranties. Except for such changes as are permitted pursuant to Section 4.3 of this Agreement, the representations and warranties of Shareholder and the Company contained in this Agreement, in the Shareholder Disclosure





                                  Red Fox of New Iberia Merger Agreement/Page 44

         Schedule, the Company Disclosure Schedule and in each closing certificate and document delivered to Parent pursuant hereto shall be correct and complete at and as of the Closing Date as though made at and as of that time, other than such representations and warranties as are specifically made as of another date, and Shareholder and the Company shall each have delivered to Parent a certificate to that effect.

                 (b) Performance of Covenants. Shareholder and the Company shall have performed and complied with all covenants of this Agreement to be performed or complied with by them at or prior to the Closing Date (except where the failure to so perform or comply would not have an adverse effect on Parent or prevent Shareholder or Parent from consummating the transactions contemplated hereby), and Shareholder and the Company shall each have delivered to Parent a certificate to that effect.

                 (c) Legal Actions or Proceedings. No legal action or proceeding shall have been instituted after the date hereof against Shareholder or the Company, or against Parent arising by reason of the acquisition of the Company pursuant to this Agreement, which is reasonably likely (1) to restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement, (2) to have a material adverse effect on the Company or (3) to have a material adverse effect on the results of operations or financial condition of Parent and its subsidiaries, taken as a whole, after giving effect to the consummation of the transactions contemplated by this Agreement; and Shareholder and the Company shall each have delivered to Parent a certificate to that effect.

                 (d) Approvals. The Company and Shareholder shall have procured all of the consents, approvals and waivers specified in Sections 3.1(b) and 3.2(e), and Shareholder and the Company shall each have delivered to Parent a certificate to that effect.

                 (e) Leasehold Purchase Agreement. Shareholder shall have executed and delivered to Parent and the Merger Sub the Leasehold Purchase Agreement, and Shareholder shall execute and deliver a Transfer of Immovable Property (or other appropriate instrument) conveying title in the Real Estate Interests to Parent, the Merger Sub or such other entity designated by them, together with the other certificates, instruments and documents provided for in the Leasehold Purchase Agreement, against payment of the Leasehold Purchase Price on the IPO Closing Date.

                 (f) Executive Employment Agreement. At the Closing, Beldon E. Fox, Jr. shall execute and deliver the Executive Employment Agreement with the Company substantially in the form attached as
         Exhibit 1.1(c) hereto.

                 (g) Shareholder Lock-up Agreements. At the Closing, Shareholder shall have executed and delivered any lock-up agreement reasonably requested by the managing underwriter of Parent's IPO which restricts the sale or other disposition of Parent Common Stock for a reasonable and customary period following the effectiveness of the Registration Statement.





                                  Red Fox of New Iberia Merger Agreement/Page 45

                 (h) Completion of Parent's IPO. On the IPO Closing Date, Parent's initial public offering of common stock, as described in the Registration Statement, shall have successfully closed.

                 (i) Lender Approval. On or before the Closing Date, Parent shall have secured a commitment for approximately $25 million in senior indebtedness.

                 (j) Audit of the Company. On or before the Closing Date, Parent shall have received the results of an audit of the Company's financial statements by the certified public accounting firm regularly engaged by Parent or such other independent public accountant as agreed by the parties.

                 (k) Long-Term Debt. The Company's Long-Term Debt (including current maturities) as of the Closing Date shall not exceed $0.0.

                 (l) Opinion of Counsel for the Company and Shareholder. On or before the Closing Date, Parent and the Merger Sub shall have received the favorable opinion of Floyd LeBleu substantially in the form and to the effect set forth in Exhibit 5.1 hereto.

                 (m) Shareholder Release of the Company. On or before the Closing Date, Shareholder will deliver to Parent and the Merger Sub
         (i) a complete and general release of all claims by the Shareholder against the Company except otherwise agreed by the Parent in writing, and (ii) the corporate records and books of Company, including the minute book, the stock transfer books, and the corporate seal of the Company.

                 (n) All Proceedings to be Satisfactory. At Closing, all actions to be taken by Shareholder and the Company in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be satisfactory in form and substance to Parent and the Merger Sub and its counsel.

         5.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SHAREHOLDER AND THE COMPANY. The obligations of Shareholder and the Company under this Agreement are subject to the satisfaction in all material respects or waiver by Shareholder of each of the following conditions:

                 (a) Accuracy of Representations and Warranties. Except for such changes as are permitted pursuant to Section 4.3 of this Agreement, the representations and warranties of Parent and the Merger Sub contained in this Agreement and in each closing certificate and document delivered to Shareholder or the Company pursuant hereto shall be correct and complete on and as of the Closing Date as though made at and as of that date other than such





                                  Red Fox of New Iberia Merger Agreement/Page 46
         representations and warranties as are specifically made as of another date, and Parent and the Merger Sub shall have delivered to Shareholder and the Company a certificate to that effect.

                 (b) Performance of Covenants. Parent and the Merger Sub shall have performed and complied with all covenants of this Agreement to be performed or complied with by it at the Closing Date (except where the failure to so perform or comply would not have a material adverse effect on Shareholder and the Company or prevent it from consummating the transactions contemplated hereby), and Parent and the Merger Sub shall have delivered to Shareholder and the Company a certificate to such effect.

                 (c) Approvals. On or before the Closing Date, Parent shall have procured all of the consents, approvals and waivers specified in Section 3.3(f), and Parent shall deliver to Shareholder and the Company a certificate to that effect.

                 (d) Leasehold Purchase Agreement. On the IPO Closing Date, Parent shall cause delivery of the Leasehold Purchase Price to Shareholder against Shareholder's delivery of the Transfer of Immovable Property and other certificates, instruments and documents provided for in the Leasehold Purchase Agreement to effect conveyance of the Real Estate Interests to Parent, the Merger Sub or any other entity designated by them.

                 (e) Executive Employment Agreement. On or before the Closing Date, the Merger Sub shall execute and deliver the Executive Employment Agreement with Beldon E. Fox, Jr. in the form attached as
         Exhibit 1.1(c)-1, and the Key Employee Employment Agreement with the individuals named on Schedule 1.1(c) in the form attached as Exhibit 1.1(c)-2.

                 (f) All Proceedings to be Satisfactory. On or before the Closing Date, Shareholder and its counsel shall have received Parent's Memorandum describing Parent and the Parent Common Stock to be delivered as a part of the Purchase Price together with all such counterpart originals or certified or other copies of all documents relating to Parent incident to the transactions contemplated hereby as Shareholder or such counsel may reasonably request.

                 (g) Opinion of Counsel for The Parent and the Merger Sub. On or before the Closing Date, Shareholder and the Company shall have received the favorable opinion of Chamberlain, Hrdlicka, White, Williams & Martin, counsel for Parent and the Merger Sub substantially in the form and to the effect set forth in Exhibit 5.2 hereto.

                 (h) Legal Actions or Proceedings. No legal action or proceeding shall have been instituted that is reasonably likely to restrain, prohibit, violate or otherwise affect the consummation of the transactions contemplated hereby.





                                  Red Fox of New Iberia Merger Agreement/Page 47

                                   ARTICLE 6

                                  TERMINATION

         6.1 TERMINATION OF AGREEMENT. The parties may terminate this Agreement only as provided below.

                 (a) Prior to Closing. The parties may terminate this Agreement at any time prior to the Closing only as provided below:

                          (1)     Mutual Consent. The Parent and the
                 Shareholder may terminate this Agreement by mutual written consent at any time prior to the Closing;

                          (2) Termination by Parent. The Parent may terminate this Agreement by giving written notice to the Shareholder at any time prior to the Closing (1) in the event Shareholder or the Company has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Parent has notified Shareholder of the breach, and the breach has continued without cure until the earlier of 20 days after the notice of such breach or the Closing Date, whichever is earlier, or (2) if the Closing shall not have occurred on or before December 31, 1997, by reason of the failure of any condition precedent under Section 5.1 hereof (unless the failure results primarily from the Parent itself breaching any representation, warranty, or covenant contained in this Agreement); and

                          (3) Termination by Shareholder. Shareholder may terminate this Agreement by giving written notice to the Parent at any time prior to the Closing (1) in the event the Parent or the Merger Sub has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Shareholder has notified the Parent of the breach, and the breach has continued without cure until the earlier of 20 days after the notice of such breach or the Closing Date, whichever is earlier, or (2) if the Closing shall not have occurred on or before December 31, 1997, by reason of the failure of any condition precedent under Section 5.2 hereof (unless the failure results primarily from Shareholder breaching any representation, warranty, or covenant contained in this Agreement).

                 (b) After the Closing Date. This agreement may be terminated after the Closing only as follows:

                          (1) Mutual Consent. Parent or Shareholder may each terminate this Agreement by providing written notice to the other upon termination, prior to the successful completion of the IPO, of the agreement between Parent and certain investment banking firms (the "Underwriting Agreement") under which such firms





                                  Red Fox of New Iberia Merger Agreement/Page 48
                 agree to purchase shares of Parent Common Stock from Parent on a firm commitment basis for resale to the public initially at the IPO Price.

                          (2) Automatic Termination. This Agreement shall terminate automatically and without action on the part of any party hereto if the IPO is not consummated within 15 business days after the Closing.

         6.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except that (1) Section 4.4, Section 10.1, Section 10.6, Section 10.7, Section 10.8 and Section 10.10 hereof shall survive such termination and (2) nothing herein shall relieve any party from liability for any willful breach of any other provision hereof.

                                   ARTICLE 7

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

         7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of the parties contained in this Agreement (except for Section 3.2(v)) shall survive the Closing Date and the IPO Closing Date, regardless of any investigation made by or on behalf of any party, and shall expire and terminate on the last day of the 18th month after the IPO Closing Date. The representations and warranties contained in Section 3.2(v) hereof shall not terminate until the expiration of the applicable statute of limitations (including any extension thereof) for any claim by a taxing authority for any taxes, penalties or interest.

         7.2 INDEMNIFICATION BY SHAREHOLDER. Shareholder hereby agrees to indemnify and hold harmless the Surviving Corporation and Parent in respect of any losses, claims, damages, liabilities or related expenses (including, but not limited to, all litigation costs, as defined hereafter) which the Company or the Parent incurs in excess of $50,000 in the aggregate as a result of the breach of any of the representations, warranties and covenants made by Shareholder in or pursuant to this Agreement. The indemnification obligations of Shareholder under this Section 7.2 shall survive the Closing and will terminate at the time specified in Section 7.1, except with respect to any indemnity claim or claims pending on the date of such termination.

         7.3 INDEMNIFICATION BY PARENT AND SURVIVING CORPORATION. Parent and Surviving Corporation, jointly and severally, agree to indemnify and hold harmless Shareholder in respect of any losses, claims, damages, liabilities or related expenses (including, but not limited to, all litigation costs, as defined hereafter) which Shareholder incurs in excess of $50,000 in the aggregate as a result of the breach of any of the representations, warranties and covenants made by Parent in or pursuant to this Agreement. The indemnification obligations of Parent and Surviving Corporation under this
Section 7.3 shall survive the Closing and will terminate at the time specified in Section 7.1, except with respect to any indemnity claim or claims pending on the date of such termination.





                                  Red Fox of New Iberia Merger Agreement/Page 49

         7.4 NOTICE. Promptly after any party hereto (the "Indemnified Party") has received notice or has knowledge of the occurrence of any event which the Indemnified Party asserts is an indemnifiable event or after the commencement of any action, claim or proceeding commenced against the Indemnified Party by a third party that might result in any claim for indemnity pursuant to this Agreement (a "Third Party Claim"), the Indemnified Party shall notify the party obligated to provide indemnification hereunder (the "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding. Promptly after receipt by an Indemnifying Party of any such notice, the Indemnifying Party shall, within ten business days of receipt of such notice, either: (i) acknowledge the debt, liability or obligation for which indemnity is sought as a valid claim and forthwith pay the Indemnified Party an amount sufficient to discharged such debt, liability or obligation;
(ii) in the event of a Third Party Claim which is not acknowledged by the Indemnifying Party to be owing, notify the Indemnified Party of the defense thereto and thereupon promptly assume and diligently contest such Third Party Claim with counsel satisfactory to the Indemnified Party; or (iii) with respect to a claim other than a Third Party Claim, in the event of a claim by the Indemnified Party for indemnity hereunder which is challenged by the Indemnifying Party, notify the Indemnified Party of such challenge. Failure to respond within the appropriate time period following the receipt of a notice hereunder shall be deemed acknowledgment of the right to be indemnified and give rise to the immediate right in the Indemnified Party to payment in full of the amount claimed.

                                   ARTICLE 8

                          STOCK TRANSFER RESTRICTIONS

         8.1 COMPLIANCE WITH SECURITIES LAWS. Shareholder acknowledges and agrees with Parent that the shares of Parent Common Stock issued pursuant to this Agreement (the "Restricted Shares") to Shareholder shall not be transferable except upon the conditions specified in this Article 8, which conditions are intended, among other things, to ensure compliance with the provisions of the Securities Act and any applicable state securities laws in respect of the transfer of such Restricted Shares. Shareholder acknowledges and agrees that the certificates representing the Restricted Shares will contain a restrictive legend to the effect that transfer of such shares is prohibited unless the shares are registered under the Securities Act and applicable state securities laws, or in the event the event that such transfer is, in the opinion of counsel to Parent, exempt from the registration provisions of the Securities Act and applicable state securities laws.

         8.2 RESTRICTIONS ON TRANSFER. Prior to any transfer or attempted transfer of Restricted Shares other than the sale of such shares pursuant to registration under the Securities Act, Shareholder agrees to give written notice to Parent of its intention to effect such transfer. The notice shall describe the manner and circumstances of the proposed transfer in detail and shall contain an undertaking to furnish such other information as may be required to enable Parent's counsel to render the opinions referred to below, and shall give the identity and address of the Shareholder's counsel. Parent shall submit a copy of the notice to its counsel, and the following provisions shall apply:





                                  Red Fox of New Iberia Merger Agreement/Page 50

                 (a) If, in the opinion of the Parent's counsel, the proposed transfer may be effected without registration of the Restricted Shares under the Securities Act, Parent shall, as promptly as practicable, so notify Shareholder who will then be entitled to transfer the Parent Common Stock in accordance with the terms of the notice delivered by Shareholder to Parent.

                 (b) If, in the opinion of the Parent's counsel, the proposed transfer of the Parent Common Stock may not be effected without registration under the Securities Act, Parent shall, as promptly as practicable, so notify Shareholder, and Shareholder shall not be allowed to effect the proposed transfer except pursuant to an offering registered under the Securities Act.

                 (c) Shareholder understands and agrees that Parent is not obligated to furnish a registration statement under the Act or any state securities laws covering the Restricted Shares nor is Parent under any obligation to aid Shareholder in obtaining any exemption from any such registration requirements. Shareholder also acknowledges that he shall be responsible for compliance with all conditions of transfer of the Restricted Shares imposed by any administrator of any state and for any expenses incurred by Parent for legal or accounting services in connection with reviewing such proposed transfer and issuing opinions in connection therewith.

                 (d) Shareholder understands and agrees that transfer of the Restricted Shares may be effected only on the books of Parent, and that stop transfer instructions will be issued to the transfer agent of Parent Common Stock in accordance with the legend on any certificate representing the Restricted Shares. The transfer agent will not remove the legend from any certificate representing the Restricted Shares without either registration of the Restricted Shares under the Securities Act and applicable state securities laws or an opinion of the Parent's counsel stating that the transfer of the Restricted Shares is exempt from such registration requirements and authorizing removal of the stop transfer instructions.

                                   ARTICLE 9

                               FURTHER ASSURANCES

         9.1 FURTHER ASSURANCES. At any time and from time to time on and after the Closing Date (a) at the request of Parent or the Surviving Corporation, Shareholder shall deliver to Parent any records, documents and data possessed by Shareholder and not previously delivered to Parent or the Surviving Corporation to which Parent or the Surviving Corporation is entitled and execute and deliver or cause to be executed and delivered all such deeds, assignments, consents, documents and further instruments of transfer and conveyance, and take or cause to be taken all such other actions, as Parent or the Surviving Corporation may reasonably deem necessary or desirable in order to fully and effectively vest in Parent or the Surviving Corporation, or to confirm its title to and possession of, the Company Common Stock or to assist Parent in exercising rights with respect thereto which Parent or the Surviving Corporation is entitled to exercise pursuant to the terms of this Agreement; and (b) Parent or the Surviving Corporation shall execute and deliver or cause to be executed and delivered such further instruments and take or cause to be taken such further actions as Shareholder may reasonably deem necessary or desirable to carry out the terms and provisions of this Agreement.





                                  Red Fox of New Iberia Merger Agreement/Page 51

         9.2     BOOKS AND RECORDS.

                 (a) Parent agrees that it shall preserve and keep all books and records relating to the Company in Parent's possession until six months following the expiration of the statute of limitations (including extensions thereof) applicable to the tax returns filed by or with respect to the Company for taxable periods ending prior to or on the IPO Closing Date to which such books or records are relevant. After such time, before Parent shall dispose of any of such books and records, at least 90 calendar days' prior written notice to such effect shall be given by Parent to Shareholder, and Shareholder shall be given an opportunity, at its sole cost and expense, to remove all or any part of such books and records as Shareholder may select, and Shareholder may retain copies thereof. Duly authorized representatives of Shareholder shall, upon reasonable notice, have access to such books and records during normal business hours to examine, inspect and copy such books and records.

                 (b) In any instance in which Shareholder or Parent, as the case may be, is required to prepare or file (or cause to be filed) tax returns which cover a period that includes the IPO Closing Date or to respond to an audit by the Internal Revenue Service or other governmental agency with respect to a period prior to the IPO Closing Date, Shareholder or Parent, as the case may be, will furnish all information and records reasonably available to it and reasonably requested of him, her or it and necessary or appropriate for use in preparing such returns or responding to such audit.

                                   ARTICLE 10

                                 MISCELLANEOUS

         10.1 EXPENSES, ETC. Whether or not the transactions contemplated by this Agreement are consummated, none of the parties hereto shall have any obligation to pay any of the fees and expenses of the other parties incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants and other experts. The Shareholder, the Company, Parent, and the Surviving Corporation will indemnify the other parties, and hold them harmless from and against any claims for finders' fees or brokerage commissions in relation to or in connection with such transactions as a result of any agreement or understanding between such indemnifying party and any third party. Shareholder shall pay and be responsible for any stock transfer Taxes with respect to the Company Common Stock incident to the Merger. Parent shall pay and be responsible for any stock transfer Taxes arising from the sale of shares of Parent Common Stock hereunder.





                                  Red Fox of New Iberia Merger Agreement/Page 52

         10.2 EXECUTION IN COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.3 NOTICES. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered or mailed by registered or certified mail postage prepaid, or sent by telex, telecopier, facsimile transmission or telegraph as follows:

      If to Shareholder, to:                               With a copy to:
      The Beldon E. Fox, Sr. Grandchildrens Trust No. 1    Floyd LeBleu
      c/o Allyson B. Fox, Trustee                          965 Belleveu Plantation Rd.
      2425 West Loop South, Suite 200                      Lafayette, Louisiana 70503
      Houston, Texas 77017                                 Facsimile: (318) 981-6476
      Facsimile: (713) 297-9149

      If to Parent or the Surviving Corporation, to:       With a copy to:

      TransCoastal Marine Services, Inc.                   Robert J. Viguet, Jr.
      3535 Briarpark, Suite 210                            Chamberlain, Hrdlicka, White,
      Houston, Texas 77042                                  Williams & Martin
      Attention: Chief Executive Officer                   1200 Smith Street, Suite 1400
      Facsimile No. (713) 781-6364                         Houston, Texas 77002-4310
                                                           Facsimile No. (713) 658-2553

or such other address or addresses as any party hereto shall have designated by notice in writing to the other parties hereto. Any notice or other communication pursuant to this Agreement shall be deemed to have been duly given or made and to have become effective upon the earliest of (a) when delivered in hand to the party to which directed, or (b) if sent by first-class mail postage prepaid, certified mail, return receipt requested, or by telex, telecopier, facsimile transmission or telegraph and properly addressed as set forth above, at the time when received by the addressee or (c) with respect to delivery by certified mail, return receipt requested, when delivery thereof, properly addressed as set forth above, is attempted by the U.S. Postal Service.

         10.4 WAIVERS. Any party hereto (as to itself, but not as to other parties without their consent) may, by written notice to the other parties hereto, (a) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement; (b) waive any inaccuracies in the representations or warranties of another party contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any of the conditions or covenants of another party contained in this Agreement; or (d) waive performance of any of the obligations of another party under this Agreement. Except as otherwise provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation any investigation





                                  Red Fox of New Iberia Merger Agreement/Page 53
by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed a waiver of any subsequent breach.

         10.5 AMENDMENTS, SUPPLEMENTS, ETC. At any time this Agreement may be amended or supplemented by such additional agreements, articles or certificates, as may be determined by the parties hereto to be necessary, desirable or expedient to further the purposes of the Agreement, or to clarify the intention of the parties hereto, or to add to or modify the covenants, terms or conditions hereof or to effect or facilitate any governmental approval or acceptance of this Agreement or to effect or facilitate the filing or recording of this Agreement or the consummation of any of the transactions contemplated hereby. Any such instrument must be in writing and signed by all parties.

         10.6 ENTIRE AGREEMENT. This Agreement, its Exhibits and Disclosure Schedules and the documents executed on the Closing Date and the IPO Closing Date in connection herewith, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party hereto which is not embodied in this Agreement or such other documents, and no party hereto shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

         10.7 CHOICE OF FORUM; CONSENT TO JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Any suit, action or proceeding arising with respect to the validity, construction, enforcement or interpretation of this Agreement, and all issues relating in any matter hereto, shall be brought in the United States District Court for the Southern District of Texas, or in the event that federal jurisdiction does not pertain, in the state courts of the State of Texas in Harris County. Each of the parties hereto hereby submits and consents to the jurisdiction of such courts for the purpose of any such suit, action or proceeding and hereby irrevocably waives (a) any objection which any of them may now or hereafter have to the laying of venue in such courts, and (b) any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

         10.8 BINDING EFFECT, BENEFITS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         10.9 ASSIGNABILITY. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.





                                  Red Fox of New Iberia Merger Agreement/Page 54

         10.10 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, rule or regulation, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof. The remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.





                                  Red Fox of New Iberia Merger Agreement/Page 55

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the date first above written.

                                    PARENT:

                                    TRANSCOASTAL MARINE SERVICES, INC.


                                    BY: /s/ G. DARCY KLUG
                                        ---------------------------------------
                                        G. DARCY KLUG, VICE PRESIDENT


                                    SHAREHOLDER:

                                    THE BELDON E. FOX, SR.
                                    GRANDCHILDRENS TRUST NO. 1

                                    /s/ ALLYSON B. FOX
                                    ------------------------------------------
                                    ALLYSON B. FOX, TRUSTEE


                                    THE COMPANY:

                                    THE RED FOX COMPANIES OF NEW IBERIA, INC.,
                                    A LOUISIANA CORPORATION



                                    By: /s/ ALLYSON B. FOX
                                       ---------------------------------------
                                    Name:   Allyson B. Fox
                                         -------------------------------------
                                    Title:  President
                                          ------------------------------------





                                  Red Fox of New Iberia Merger Agreement/Page 56